Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 4, 2021 (this “Agreement”), is made by and among Data Storage Corporation, a Nevada corporation (the “Purchaser”), Data Storage FL, LLC, a Florida limited liability company (“Merger Sub”), Flagship Solutions, LLC, a Florida limited liability company (the “Company”), and the owners of Equity Interests (as defined below) in the Company, each of which is listed on Schedule A hereto (collectively, the “Equityholders”).

Recitals:

A. The Company is engaged in the business of providing technology and managed data solutions to businesses (the “Business”).

B. The Equityholders collectively hold all of the issued and outstanding limited liability company membership interests in the Company (collectively, the “Equity Interests”).

C. The Purchaser, Merger Sub, the Company and the Equityholders wish to provide for the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby all of the Equity Interests that are issued and outstanding immediately prior to the Effective Time, other than any Dissenting Equity Interests (as defined below), will, by operation of law, be converted into the right to receive the Merger Consideration (as defined below).

D. The board of directors of the Purchaser and the respective managers and members of Merger Sub and the Company have each approved the Merger (as defined below) and the acquisition by the Purchaser of the Company thereby, upon the terms and subject to the conditions set forth herein, and declared them to be advisable and in the best interests of their respective stockholders or equityholders (as applicable).

E. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as defined below).

F. Capitalized terms used herein have the respective meanings set forth in Article X.

Agreement:

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article I
THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement and the applicable provisions of the FL LLC Act, Merger Sub will be merged (the “Merger”) with and into the Company at and as of the effective time of the Merger set forth in Section 1.2(a) (the “Effective Time”). The Company shall be the surviving limited liability company of the Merger (the “Surviving Company”) and shall thereby become a wholly-owned subsidiary of the Purchaser. The separate existence of Merger Sub shall terminate at and as of the Effective Time.

1.2 Effect of the Merger.

(a) General. The Effective Time shall occur upon effectiveness of the filing of the Articles of Merger by the Company and Merger Sub with the Secretary of State of the State of Florida. The Merger shall have the effect set forth in the FL LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall, by operation of law, become the property, rights, privileges, powers and franchises of the Surviving Company, and all debts, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, obligations, liabilities and duties of the Surviving Company.

(b) Articles of Organization. The Articles of Organization of the Company shall be amended and restated at and as of the Effective Time to be in the form of the Amended and Restated Articles of Organization in the form attached hereto as Exhibit A and, as so amended and restated, shall be the articles of organization of the Surviving Company.

(c) Operating Agreement. The operating agreement of the Company shall be amended and restated at and as of the Effective Time to be in the form of the Amended and Restated Operating Agreement in the form attached hereto as Exhibit B and, as so amended and restated, shall be the operating agreement of the Surviving Company.

(d) Directors and Officers. The parties shall take all requisite action so that the directors and officers of Merger Sub as of immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the articles of organization and the operating agreement of the Surviving Company until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s articles of organization and operating agreement as in effect from time to time.

(e) Tax treatment of the Merger. It is the intention of the parties that the Merger be structured and characterized in a manner that provides the most beneficial tax treatment for the Equityholders. Accordingly, the Equityholders may, in their sole discretion, take any actions prior to the Closing, including, without limitation, any filings with the IRS (as defined herein) or any other taxing authorities, to obtain a desired tax structure and treatment for the Merger as determined by the Equityholders in their sole discretion. Without limiting the generality of this Section 1.2(e), the Equityholders may, in their sole discretion, elect to file Form 8832 Entity Classification Election with the IRS thereby electing for the Company  to be classified as an association and taxable as a “C” corporation for Federal income tax purposes prior to Closing and electing to treat the Merger as a tax-free reorganization under Section 368 of the Code prior to Closing (a “C Corp Election / Tax-Free Reorg Election”). In the event that, prior to the Closing the Company affirmatively makes a C Corp Election / Tax-Free Reorg Election, and, in connection therewith subsequent to Closing the Purchaser’s assistance is required by the IRS in order to effectuate such C Corp Election / Tax-Free Reorg Election made prior to Closing, Purchaser shall reasonably cooperate and take any reasonable actions as necessary in connection therewith, provided, however, that the Purchaser makes no representation or warranty that the Company and the Equityholders will be able to successfully achieve any specific tax structure or treatment for the Merger, including, but not limited to, a C Corp Election / Tax-Free Reorg Election, as contemplated in this Section 1.2(e).

1.3 Conversion of Equity Interests.

(a) Conversion of Equity Interests in the Merger. At and as of the Effective Time, each Equity Interest (other than any Dissenting Equity Interests) that is issued and outstanding immediately prior to the Effective Time shall, by operation of law, be converted into and represent the right to the Merger Consideration with respect to such Equity Interest in accordance with the terms and conditions of this Agreement and any certificate that theretofore evidenced ownership of any such Equity Interest (each, an “Equity Interest Certificate”) shall instead only evidence the right to receive such Merger Consideration in accordance with the terms and conditions of this Agreement and the applicable provisions of the FL LLC Act. Any Equity Interest that is held by the Company (as a treasury equity interest or otherwise) immediately prior to the Effective Time shall, by operation of law, be canceled and retired and no consideration or payment shall be made or delivered in respect of such Equity Interest. From and after the Effective Time, no Equity Interest shall be deemed to be outstanding or to have any rights whatsoever, other than those expressly set forth in this Section 1.3(a) or Section 1.4. Payment of Merger Consideration pursuant to this Section 1.3(a) shall be deemed to have been issued in full, final and complete satisfaction of all rights pertaining to all of the Equity Interests (other than Dissenting Equity Interests), and, from and after the Effective Time, there shall be no further registration of transfers on the books of the Surviving Company of any Equity Interest that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Equity Interest Certificates representing any Equity Interest that were outstanding immediately prior to the Effective Time are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(b) Conversion of Merger Sub Equity Interests in the Merger. At and as of the Effective Time, each equity interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable equity interest of the Surviving Company and each stock certificate that theretofore evidenced ownership of any equity interest of Merger Sub shall instead, from and after the Effective Time, evidence only ownership of equity interests of the Surviving Company.

(c) Tax Withholding. Notwithstanding anything to the contrary in this Agreement: (i) the Purchaser shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to any holder of Equity Interests under this Agreement such amounts as are required to be deducted or withheld therefrom under applicable Law; and (ii) to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the applicable holder of Equity Interests in respect to which such deduction and withholding were made by the Purchaser.

1.4 Appraisal Rights. Notwithstanding anything to the contrary in this Agreement, any Equity Interest that is outstanding as of immediately prior to the Effective Time and is held by an Equityholder that has not voted in favor of the Merger or consented thereto pursuant to the FL LLC Act and that has otherwise properly perfected such Equityholder’s right to appraisal for such Equity Interest in accordance with the FL LLC Act (and who has not effectively withdrawn nor lost such Equityholder’s right to such appraisal) (“Dissenting Equity Interests”), shall not be converted into a right to receive the Merger Consideration with respect thereto pursuant to Section 1.3(a), but shall instead be converted into only such rights as are granted pursuant to the applicable provisions of the FL LLC Act; provided, however, that any Equity Interest held by an Equityholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right of appraisal pursuant to the applicable provisions of the FL LLC Act, shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration with respect thereto pursuant to Section 1.3(a), without interest thereon. The Company shall provide the Purchaser with prompt written notice of any demands for appraisal pursuant to the FL LLC Act that are received by the Company, any withdrawals of such demands, and any other instruments served pursuant to the FL LLC Act and received by the Company relating thereto.

1.5 Merger Consideration. The aggregate consideration payable to Equityholders in connection with the Merger shall be up to an aggregate of ten million five hundred thousand dollars ($10,500,000), payable as provided in Section 1.6 and subject to adjustment as set forth in this Agreement (the “Merger Consideration”).

1.6 Payment of the Merger Consideration. The Merger Consideration shall be paid by the Purchaser to the Equityholders as follows:

(a) At the Closing, the Purchaser shall pay to the Equityholders and other parties as directed in writing by the Equityholders up to ten million five hundred thousand dollars ($10,500,000) (the “Closing Merger Consideration”), consisting of:

(i) five million five hundred fifty thousand dollars ($5,550,000), payable in cash and allocated among the Equityholders in accordance with their respective Pro Rata Shares, the amount of which shall be: (A) reduced, on a dollar-for-dollar basis, by the amount of any Excluded Liabilities, and (B) subject to adjustment pursuant to Section 1.9(a) in connection with a NWC adjustment (the “Closing Cash Merger Consideration”). For the avoidance of doubt, the Closing Cash Merger Consideration shall not be adjusted with respect to the Company Valuation; and

(ii) up to four million nine hundred fifty thousand dollars ($4,950,000), payable in shares of Purchaser Stock and allocated among the Equityholders in accordance with their respective Pro Rata Shares, the amount of which shall be reduced, on a dollar-for-dollar basis, by the amount by which the valuation of the Company (the “Company Valuation”), calculated based on: (1) the Company’s 2018 unaudited pro forma financial statements and audited financial statements for the 2019 and 2020 fiscal years (the “2020 Audit”), (2) Schedules B and C hereto, and (3) the other provisions of this Agreement, is less than ten million five hundred thousand dollars ($10,500,000) (the “Closing Shares Merger Consideration”). Notwithstanding anything to the contrary in the foregoing: (I) if the 2020 Audit has not been completed by the Closing Date, the Closing Shares Merger Consideration shall be paid by the Purchaser to the Equityholders within fifteen (15) days after completion of the 2020 Audit, and (II) if the Closing Shares Merger Consideration is disputed by the parties as provided in Section 1.6(c), then the Closing Shares Merger Consideration shall be paid by the Purchaser to the Equityholders within fifteen (15) days after determination of the Final Closing Shares Merger Consideration pursuant to Section 1.6(c).

(b) In the event that the Company Valuation, calculated based on the 2020 Audit, Schedules B and C hereto and the other provisions of this Agreement, is less than ten million five hundred thousand dollars ($10,500,000), then, within fifteen (15) days after completion of the audit of the Company’s financial statements for its 2019, 2020 and 2021 fiscal years (the “2021 Audit”), the Purchaser shall pay to the Equityholders, the amount by which the Company Valuation, calculated based on: (1) the 2021 Audit, (2) Schedules B and C hereto, and (3) the other provisions of this Agreement, exceeds the sum of: (i) five million five hundred fifty thousand dollars ($5,550,000); plus (ii) the amount of Closing Shares Merger Consideration paid to the Equityholders pursuant to Section 1.6(a)(ii) (the “Post-Closing Shares Merger Consideration”). Notwithstanding anything to the contrary in the foregoing, if the Post-Closing Shares Merger Consideration is disputed by the parties as provided in Section 1.6(d), then the Post-Closing Shares Merger Consideration shall be paid by the Purchaser to the Equityholders within fifteen (15) days after determination of the Final Post-Closing Shares Merger Consideration pursuant to Section 1.6(d).

(c) Notwithstanding anything to the contrary in Section 1.6(a)(ii), the parties agree that the Closing Shares Merger Consideration amount shall be determined as set forth in this Section 1.6(c). The Purchaser shall, within fifteen (15) days after completion of the 2020 Audit, provide to the Equityholders its calculation of the Company Valuation, measured based on the 2020 Audit, and the resulting amount of Closing Shares Merger Consideration, which shall: (i) be prepared in accordance with Schedules B and (C); and (ii) include reasonable support for the calculations made therein (the “Closing Shares Merger Consideration Statement”). If the Equityholders disagree with the Closing Shares Merger Consideration Statement, they may, within fifteen (15) days after their receipt of the Closing Shares Merger Consideration Statement, provide written notice thereof to the Purchaser (the “Closing Shares Merger Consideration Dispute Notice”), which shall provide reasonable detail concerning each item that they dispute on the Closing Shares Merger Consideration Statement and include reasonable support for each such position. During the fifteen (15) day negotiation period described below and any subsequent time period in which the Closing Shares Merger Consideration Statement is being disputed as provided below in this Section 1.6(c), the Purchaser shall provide the Equityholders and their representatives with reasonable access, upon reasonable notice and during times mutually and reasonably agreeable to the Purchaser and the Equityholders, to the books, records and working papers of the Company related to the calculations underlying the Closing Shares Merger Consideration Statement. To the extent that the Equityholders do not deliver a Closing Shares Merger Consideration Dispute Notice to the Purchaser within such fifteen (15) day period, the Closing Shares Merger Consideration set forth in the Closing Shares Merger Consideration Statement shall be conclusively deemed the “Final Closing Shares Merger Consideration” and shall be final and binding upon all parties. For a period of fifteen (15) days after receipt by the Purchaser of a Closing Shares Merger Consideration Dispute Notice, the Purchaser and the Equityholders shall use good faith commercially reasonable efforts to negotiate and resolve the disputed items on the Closing Shares Merger Consideration Dispute Notice between themselves and, if they are able to resolve all of such disputed items during such time period, the Closing Shares Merger Consideration Statement shall be revised to the extent necessary to reflect such resolution, and the Closing Shares Merger Consideration set forth therein shall be conclusively deemed the “Final Closing Shares Merger Consideration” and shall be final and binding upon all parties. If the Purchaser and the Equityholders are unable to resolve all of the disputed items on a Closing Shares Merger Consideration Dispute Notice within such fifteen (15) day negotiation period, they shall jointly engage a nationally-recognized accounting firm with no prior relationship with any of the parties or any of their respective Affiliates to be reasonably agreed upon by the parties between the date hereof and the Closing Date (the “Independent Accountants”), and submit the disputed items to the Independent Accountants for resolution. The Independent Accountants shall act as experts and not arbiters and shall determine only those items on the Closing Shares Merger Consideration Statement being disputed by the Purchaser and the Equityholders as of the time of engagement of the Independent Accountants. The Purchaser and the Equityholders shall instruct the Independent Accountants to not assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by the Purchaser, on the one hand, or the Equityholders, on the other hand (as applicable), or less than the dollar amount for such item assigned by the Purchaser, on the one hand, or the Equityholders, on the other hand (as applicable). Promptly, but no later than thirty (30) days after engagement, the Independent Accountants shall deliver a written report to the Purchaser and the Equityholders as to their resolution of the disputed items, which include the resulting Closing Shares Merger Consideration Statement incorporating such resolution. The Closing Shares Merger Consideration Statement, as determined by the Independent Accountants, shall be conclusively deemed the “Final Closing Shares Merger Consideration Statement” and the Closing Shares Merger Consideration amount set forth therein shall be conclusively deemed the “Final Closing Shares Merger Consideration” and shall be final and binding upon all parties. The fees and expenses of the Independent Accountants incurred in connection with the resolution of any dispute pursuant to this Section 1.6(c) shall be borne by the Purchaser, on the one hand, or the Equityholders, on the other hand (allocated among them in accordance with their respective Pro Rata Shares), in proportion to the amounts of the disputed items on the Closing Shares Merger Consideration Dispute Notice, as compared to such items as determined by the Independent Accountants and set forth on its Final Closing Shares Merger Consideration Statement. For further clarity: (i) if the Independent Accountants agree with the positions taken by the Purchaser in connection with a dispute among the parties concerning calculation of the Closing Shares Merger Consideration, rather than agreeing with the positions taken by the Equityholders, then the Independent Accountants’ fees and expenses will be borne by the Equityholders; and (ii) conversely, if the Independent Accountants agree with the positions taken by the Equityholders, rather than agreeing with the positions taken by the Purchaser, then the Independent Accountants’ fees and expenses will be paid by the Purchaser. Payment of the Independent Accountants’ fees and expenses shall be made by the applicable part(ies) within thirty (30) days after the Independent Accountants’ determination of the Final Closing Shares Merger Consideration.

(d) Notwithstanding anything to the contrary in Section 1.6(b), the parties agree that the Post-Closing Shares Merger Consideration amount shall be determined as set forth in this Section 1.6(d). The Purchaser shall, within fifteen (15) days after completion of the 2021 Audit, provide to the Equityholders its calculation of the Company Valuation, measured based on the 2021 Audit, and the resulting amount of Post-Closing Shares Merger Consideration, which shall: (i) be prepared in accordance with Schedules B and C; and (ii) include reasonable support for the calculations made therein (the “Post-Closing Shares Merger Consideration Statement”). If the Equityholders disagree with the Post-Closing Shares Merger Consideration Statement, they may, within fifteen (15) days after their receipt of the Post-Closing Shares Merger Consideration Statement, provide written notice thereof to the Purchaser (the “Post-Closing Shares Merger Consideration Dispute Notice”), which shall provide reasonable detail concerning each item that they dispute on the Post-Closing Shares Merger Consideration Statement and include reasonable support for each such position. During the fifteen (15) day negotiation period described below and any subsequent time period in which the Post-Closing Shares Merger Consideration Statement is being disputed as provided below in this Section 1.6(d), the Purchaser shall provide the Equityholders and their representatives with reasonable access, upon reasonable notice and during times mutually and reasonably agreeable to the Purchaser and the Equityholders, to the books, records and working papers of the Company related to the calculations underlying the Post-Closing Shares Merger Consideration Statement. To the extent that the Equityholders do not deliver a Post-Closing Shares Merger Consideration Dispute Notice to the Purchaser within such fifteen (15) day period, the Post-Closing Shares Merger Consideration set forth set forth in the Post-Closing Shares Merger Consideration Statement shall be conclusively deemed the “Final Post-Closing Shares Merger Consideration” and shall be final and binding upon all parties. For a period of fifteen (15) days after receipt by the Purchaser of a Post-Closing Shares Merger Consideration Dispute Notice, the Purchaser and the Equityholders shall use good faith commercially reasonable efforts to negotiate and resolve the disputed items on the Post-Closing Shares Merger Consideration Dispute Notice between themselves and, if they are able to resolve all of such disputed items during such time period, the Post-Closing Shares Merger Consideration Statement shall be revised to the extent necessary to reflect such resolution, and the Post-Closing Shares Merger Consideration set forth therein shall be conclusively deemed the “Final Post-Closing Shares Merger Consideration” and shall be final and binding upon all parties. If the Purchaser and the Equityholders are unable to resolve all of the disputed items on a Post-Closing Shares Merger Consideration Dispute Notice within such fifteen (15) day negotiation period, they shall jointly engage the Independent Accountants and submit the disputed items to the Independent Accountants for resolution. The Independent Accountants shall act as experts and not arbiters and shall determine only those items on the Post-Closing Shares Merger Consideration Statement being disputed by the Purchaser and the Equityholders as of the time of engagement of the Independent Accountants. The Purchaser and the Equityholders shall instruct the Independent Accountants to not assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by the Purchaser, on the one hand, or the Equityholders, on the other hand (as applicable), or less than the dollar amount for such item assigned by the Purchaser, on the one hand, or the Equityholders, on the other hand (as applicable). Promptly, but no later than thirty (30) days after engagement, the Independent Accountants shall deliver a written report to the Purchaser and the Equityholders as to their resolution of the disputed items, which include the resulting Post-Closing Shares Merger Consideration Statement incorporating such resolution. The Post-Closing Shares Merger Consideration Statement, as determined by the Independent Accountants, shall be conclusively deemed the “Final Post-Closing Shares Merger Consideration Statement” and the Post-Closing Shares Merger Consideration amount set forth therein shall be conclusively deemed the “Final Post-Closing Shares Merger Consideration” and shall be final and binding upon all parties. The fees and expenses of the Independent Accountants incurred in connection with the resolution of any dispute pursuant to this Section 1.6(d) shall be borne by the Purchaser, on the one hand, or the Equityholders, on the other hand (allocated among them in accordance with their respective Pro Rata Shares), in proportion to the amounts of the disputed items on the Post-Closing Shares Merger Consideration Dispute Notice, as compared to such items as determined by the Independent Accountants and set forth on its Final Post-Closing Shares Merger Consideration Statement. For further clarity: (i) if the Independent Accountants agree with the positions taken by the Purchaser in connection with a dispute among the parties concerning calculation of the Post-Closing Shares Merger Consideration, rather than agreeing with the positions taken by the Equityholders, then the Independent Accountants’ fees and expenses will be borne by the Equityholders; and (ii) conversely, if the Independent Accountants agree with the positions taken by the Equityholders, rather than agreeing with the positions taken by the Purchaser, then the Independent Accountants’ fees and expenses will be paid by the Purchaser. Payment of the Independent Accountants’ fees and expenses shall be made by the applicable part(ies) within thirty (30) days after the Independent Accountants’ determination of the Final Post-Closing Shares Merger Consideration.

(e) For purposes of this Agreement, the Purchaser Stock comprising the Closing Shares Merger Consideration and the Post-Closing Shares Merger Consideration shall be valued based on a twenty-five million dollar ($25,000,000) valuation of the Purchaser (the “Purchaser Stock Valuation Amount”).

(f) For further clarity, an example of the calculation of the Merger Consideration pursuant to this Section 1.6 is attached hereto as Schedule C. For the avoidance of doubt, the amount for the Company’s 2018 fiscal year under the Adjusted EBITDA column in Schedule C is agreed to and confirmed by the parties and is not subject to further negotiation or adjustment.

(g) Notwithstanding any other provision of this Agreement or otherwise, the Company may, in its sole discretion and without being required to obtain the Purchaser’s consent, distribute some or all of the net profit that the Company receives from or in connection with the Telefonica Transaction (as defined herein) to the Equityholders prior to or at the Closing.

1.7 The Closing. The closing of the Merger and other Transactions under this Agreement (the “Closing”) shall take place by exchange by the parties of the Closing deliverables set forth in Section 1.8 at 10:00 a.m. on the fifth (5th) Business Day after the date on which the last to be satisfied or waived of the Closing conditions set forth in Article VII (other than Closing conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with the terms of this Agreement; or (b) at such other place, time and date as the Purchaser, the Company and the Equityholders may agree in writing. The date on which the Closing takes place is referred to herein as the “Closing Date.”

1.8 Closing Deliverables.

(a) Equityholder Closing Deliverables. At the Closing, the Equityholders shall deliver or cause to be delivered to the Purchaser:

(i) to the extent certificated, certificate(s) representing all of the Equity Interests, together with membership interest transfer powers, duly endorsed in blank;

(ii) the Wyllie Employment Agreement, duly executed by Mark Wyllie;

(iii) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of the Company, stating that each of the conditions to the Closing set forth in Sections 7.2(a) and (b) have been satisfied (the “Equityholders Closing Certificate”);

(iv) a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of the Company, attesting to: (A) the incumbent officers of the Company; (B) the Organizational Documents of the Company, as in effect as of the Closing; and (C) resolutions duly adopted by the Board of Managers (or equivalent governing body) of the Company approving the Transactions, including adoption of an amended and restated limited liability company operating agreement of the Company, effective as of the Closing Date, in a form acceptable to the Purchaser;

(v) a good standing certificate for the Company issued by the Secretary of State of the State of Florida, dated as of a date as near as reasonably practicable to the Closing Date;

(vi) an affidavit, duly executed and acknowledged by an officer of the Company, certifying that the Company is a “domestic corporation” (or limited liability company equivalent) within the meaning of Sections 7701(a)(3) and (4) of the Code and Sections 1.897-1(j) and 1.1445-2 of the applicable Treasury Regulations;

(vii) evidence of termination of any Related Party Transactions without any Liability to the Company; and

(viii) any additional items required to be delivered at Closing by Section 7.2.

(b) Purchaser Closing Deliverables. At the Closing, the Purchaser shall deliver or cause to be delivered to the Equityholders:

(i) evidence reasonably satisfactory to the Equityholders of payment by the Purchaser to each of the Equityholders of their respective portions of the Closing Cash Merger Consideration pursuant to Section 1.6(a)(i), by wire transfer of immediately available funds to the Equityholders’ respective accounts, and certificates evidencing the shares of Purchaser Stock comprising the Closing Shares Merger Consideration issued to the Equityholders pursuant to Section 1.6(a)(ii);

(ii) the Wyllie Employment Agreement, duly executed by the Company;

(iii) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of the Purchaser, stating that the conditions to the Closing set forth in Sections 7.1(a) and (b) have been satisfied (the “Purchaser Closing Certificate”);

(iv) a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of the Purchaser, attesting to: (A) the incumbent officers of the Purchaser; (B) the Organizational Documents of the Purchaser, as in effect as of the Closing; and (C) resolutions of the Board of Directors of the Purchaser approving the Transactions, including issuance of the Closing Shares Merger Consideration and the Post-Closing Shares Merger Consideration to the Equityholders; and

(v) a good standing certificate for the Purchaser issued by the Secretary of State of the State of Nevada, dated as of a date as near as reasonably practicable to the Closing Date; and

(vi) any additional items required to be delivered at Closing by Section 7.2.

1.9 Net Working Capital Adjustment.

(a) Closing Net Working Capital Adjustment. Notwithstanding anything to the contrary in this Agreement (including Section 1.6(a)), the parties agree that the Merger Consideration and the Closing Cash Merger Consideration amounts shall be adjusted in accordance with this Section 1.9(a). Not later than five (5) Business Days prior to the anticipated Closing Date, the Purchaser shall prepare and deliver to the Equityholders a statement (the “NWC Statement”) setting forth its calculation of the NWC as of the Closing, which shall: (i) be prepared in accordance with GAAP consistent with the manner of preparation of the example NWC calculation attached hereto as Section 1.9 of the Equityholder Disclosure Schedules (the “Example NWC Calculation”); and (ii) include reasonable support for the calculations made therein. Notwithstanding anything to the contrary in this Agreement, the Closing Cash Merger Consideration paid at the Closing by the Purchaser to the Equityholders pursuant to Section 1.6 shall be: (i) reduced, on a dollar-for-dollar basis, by the amount by which the NWC set forth on the NWC Statement (the “Closing NWC”) is less than forty five thousand eight hundred fifty six dollars ($45,856) (the “Target NWC”); or (iii) increased, on a dollar for dollar basis, by the amount by which the Closing NWC is greater than the Target NWC.

(b) Post-Closing Net Working Capital Adjustment.

(i) Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Equityholders a statement (the “Post-Closing NWC Statement”) setting forth its calculation of the NWC as of the Closing, which shall: (A) be prepared in accordance with GAAP consistent with the manner of preparation of the Example NWC Calculation; and (B) include reasonable support for the calculations made therein. If the Equityholders disagree with the Post-Closing NWC Statement, they may, within thirty (30) days after their receipt of the Post-Closing NWC Statement, provide written notice thereof to the Purchaser (the “NWC Dispute Notice”), which shall provide reasonable detail concerning each item that they dispute on the Post-Closing NWC Statement and include reasonable support for each such position. During such thirty (30) day period and any subsequent time period in which the Post-Closing NWC Statement is being disputed as provided below in this Section 1.9(b), the Purchaser shall provide the Equityholders and their representatives with reasonable access, upon reasonable notice and during times mutually and reasonably agreeable to the Purchaser and the Equityholders, to the books, records and working papers of the Company related to the calculations underlying the Post-Closing NWC Statement. To the extent that the Equityholders do not deliver an NWC Dispute Notice to the Purchaser within such thirty (30) day period, such Post-Closing NWC Statement shall be conclusively deemed the “Final Post-Closing NWC Statement” and the NWC set forth therein shall be conclusively deemed the “Final NWC”, and each shall be final and binding upon all parties. For a period of thirty (30) days after receipt by the Purchaser of a NWC Dispute Notice, the Purchaser and the Equityholders shall use good faith commercially reasonable efforts to resolve the disputed items on the NWC Dispute Notice between themselves and, if they are able to resolve all of such disputed items during such time period, the Post-Closing NWC Statement shall be revised to the extent necessary to reflect such resolution, which shall be conclusively deemed the “Final Post-Closing NWC Statement” and the NWC set forth therein shall be conclusively deemed the “Final NWC”, and each shall be final and binding upon all parties.

(ii) If the Purchaser and the Equityholders are unable to resolve all of the disputed items on the NWC Dispute Notice within such thirty (30) day period, they shall jointly engage the Independent Accountants and submit the disputed items to the Independent Accountants for resolution. The Independent Accountants shall act as experts and not arbiters and shall determine only those items on the Post-Closing NWC Statement being disputed by the Purchaser and the Equityholders as of the time of engagement of the Independent Accountants. The Purchaser and the Equityholders shall instruct the Independent Accountants to not assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by the Purchaser, on the one hand, or the Equityholders, on the other hand (as applicable), or less than the dollar amount for such item assigned by the Purchaser, on the one hand, or the Equityholders, on the other hand (as applicable). Promptly, but no later than thirty (30) days after engagement, the Independent Accountants shall deliver a written report to the Purchaser and the Equityholders as to their resolution of the disputed items, which include the resulting Post-Closing NWC Statement incorporating such resolution. The Post-Closing NWC Statement, as determined by the Independent Accountants, shall be conclusively deemed the “Final Post-Closing NWC Statement” and the NWC set forth therein shall be conclusively deemed the “Final NWC”, and each shall be final and binding upon all parties. The fees and expenses of the Independent Accountants incurred in connection with the resolution of disputes pursuant to this Section 1.9(b) shall be borne by the Purchaser, on the one hand, or the Equityholders, on the other hand (allocated among them in accordance with their respective Pro Rata Shares), in proportion to the amounts of the disputed items on the NWC Dispute Notice, as compared to such items as determined by the Independent Accountants and set forth on their Final Post-Closing NWC Statement, with such fees and expenses to be paid by the Purchaser and/or the Equityholders (as applicable) to the Independent Accountants within thirty (30) days after the Independent Accountants’ determination of the Final NWC.

(iii) The Merger Consideration paid by the Purchaser to the Equityholders for the Equity Interests pursuant to this Agreement shall be: (A) reduced, on a dollar-for-dollar basis, by the amount by which the Final NWC is less than the Estimated NWC (any such reduction in the Purchase Price, a “Downward Post-Closing NWC Adjustment”); or (B) increased, on a dollar-for-dollar basis, by the amount by which the Final NWC is greater than the Estimated NWC (any such increase in the Purchase Price, an “Upward Post-Closing NWC Adjustment”).

(iv) Any Downward Post-Closing NWC Adjustment shall be satisfied by: (A) payment in cash, by wire transfer of immediately available funds by the Equityholders to the Purchaser’s account; (B) forfeiture by the Equityholders to the Purchaser of the corresponding amount of Closing Shares Merger Consideration or Post-Closing Shares Merger Consideration (valued for such purpose at the Purchaser Stock Valuation Amount); or (C) any combination of the consideration described in clauses (A) and (B), as determined by the Purchaser in its sole and absolute discretion, with any such payment or release effected within five (5) Business Days after determination of the Final NWC. Any Upward Post-Closing NWC Adjustment shall be satisfied, within five (5) Business Days after determination of the Final NWC, by payment, by payment in cash by Purchaser to the Equityholders, by wire transfer of immediately available funds to the Equityholders’ accounts. If any cash payment required under this Section 1.9(b)(iv) is not made in full within five (5) Business Days after determination of the Final NWC, such payment will thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus five (5) percentage points, until paid in full.

1.10 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Equityholders shall be responsible for promptly paying, performing and discharging when due, and neither the Purchaser nor the Company shall assume or have any responsibility for: (a) except to the extent included in the current liabilities of the Company reflected in the NWC pursuant to Section 1.9, any Indebtedness of the Company, including for the avoidance of doubt, any amounts outstanding under the EIDL Indebtedness and Bank United Indebtedness as of the Closing; (b) any Indemnified Taxes or other Taxes imposed on the Company or any of the Equityholders as a result of the Transactions; (c) any Liabilities under any Company Benefit Plan or other Contract arising out of or relating to the change of control of the Company resulting from consummation of the Transactions, including for the avoidance of doubt any Tax withholdings related thereto; (d) any Liabilities to any counterparty to any Contract to which the Company is a party or any of its assets and properties are otherwise bound arising out of or relating to the change of control of the Company resulting from consummation of the Transactions; (e) any fees, expenses or other payments incurred or owed by the Company or any of the Equityholders to any law firm, accountant, investment banker, agent, broker, advisor or other Person in connection with the Transactions; and (f) any Liabilities associated with any Related Party Transaction (collectively, “Excluded Liabilities”).

Article II
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Equityholders hereby represent and warrant to the Purchaser, severally and not jointly in accordance with their respective Pro Rata Shares (as provided in Section 9.2(a)(i)(A)), as follows:

2.1 Existence; Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Florida and has all requisite power and authority to own and operate its properties and to conduct its business as now conducted. The Company is duly licensed or qualified to do business as a foreign limited liability company in, and is in good standing under the Laws of, each jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

2.2 Capitalization; Subsidiaries. The authorized and outstanding limited liability company interests of the Company is as set forth on Section 2.2 of the Equityholder Disclosure Schedules. All of the issued and outstanding capital stock or limited liability company interests (as applicable) of the Company and each Company Subsidiary was duly authorized, validly issued and (to the extent applicable) is fully paid and nonassessable, and were not issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights, or in violation of the Securities Act or applicable state securities Laws. There are no outstanding options, warrants or other rights of any kind that entitle any Person to acquire (including securities exercisable or exchangeable for or convertible into) any additional capital stock or limited liability company interests (as applicable) of the Company (or securities convertible into or exchangeable or exercisable for any such additional capital stock or limited liability company interests (as applicable)), no shares of any class of capital stock or limited liability company interests (as applicable) of the Company have been reserved or set aside for any purpose, and there are no Contracts to which the Equityholders, the Company is a party in respect thereof. Other than the limited liability company operating agreement of the Company referenced in Section 2.2 of the Equityholder Disclosure Schedules (the “Company LLC Agreement”), there are no Contracts to which the Company is a party or, to the Knowledge of the Company, to which any other Person is a party with respect to: (i) the voting of any shares of any capital stock or limited liability company interests (as applicable) of the Company (including any proxy or director nomination rights); or (ii) the transfer of, or transfer restrictions on, any shares of capital stock or limited liability company interests (as applicable) of the Company. The Company does not own of record or beneficially, any outstanding equity securities or other interest in any Person or have the right or obligation to acquire any equity securities or other interest in any Person. Flagship Solutions Group, Inc., a Florida corporation (“FSG Inc.”) was, prior to the formation of the Company, the entity through which the Flagship business was conducted. However, after formation of the Company, all tangible and intangible assets and liabilities associated with the Flagship business were transferred from FSG Inc. to the Company and, as a result, FSG Inc. has no assets or liabilities. Without limiting the generality of the foregoing: (i) the Company’s Rapid Finance Agreement with IBM Credit LLC and the Company’s Business Partner Agreement with IBM Corporation were each transferred from FSG Inc. to the Company; (ii) FSG Inc. is presently inactive; (iii) all bank accounts of FSG Inc. have been closed; and (iv) FSG Inc. will be dissolved prior to the Closing. The Company has no Liabilities associated with FSG Inc.

2.3 No Conflict. Except as set forth in Section 2.3 of the Equityholder Disclosure Schedules, neither the execution, delivery or performance by the Equityholders of this Agreement or any of the other Transaction Documents to which it is a party, nor the consummation of the Transactions, will (a) violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both) any of the provisions of: (i) any of the Organizational Documents of the Company; (ii) any Material Contract; or (iii) any Law applicable to the Company or any of its properties or assets, or (b) give any Governmental Entity or Judicial Authority the right to challenge any of the Transactions under any applicable Law. Except as listed in Section 2.3 of the Equityholder Disclosure Schedules, no consent of any other Person, no notice to any other party under any Material Contract or any Company Benefit Plan and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Entity or Judicial Authority is required to be made or obtained by the Company in connection with the execution and delivery by the Company and the Equityholders of this Agreement or any of the other Transaction Documents or the consummation by the Company or any of the Equityholders of the Transactions.

2.4 Financial Statements; Absence of Undisclosed Liabilities.

(a) Attached as Section 2.4 of the Company are copies of: (i) the unaudited consolidated balance sheet of the Company as of December 31, 2018 and December 31, 2019 and related unaudited statements of income, shareholders’ equity and cash flows for the years ended December 31, 2018 and December 31, 2019 (collectively, the “Annual Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2020 and the related unaudited statements of income, shareholders’ equity and cash flows for the nine (9) month period ended September 30, 2020 (the “Stub Period Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (other than the omission of footnotes and, with respect to the Stub Period Financial Statements, normal year-end adjustments, which adjustments, in the aggregate, will not be materially adverse), and present fairly, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flow of the Company as of the applicable dates of, and for the periods referred to in, the Financial Statements. The Company maintains a system of internal accounting controls designed to provide commercially reasonable assurance that: (A) transactions are executed in accordance, in all material respects, with management’s authorizations; (B) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity, in all material respects, with GAAP principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) Except for liabilities incurred since the date of the Stub Period Financial Statements in the ordinary course of business consistent with past practice, the Company has no material Liabilities (whether known or unknown and whether absolute, accrued, contingent or otherwise), other than Liabilities expressly reserved against in the Financial Statements.

2.5 Absence of Certain Changes. Since the date of the Stub Period Financial Statements, there has not been any event or change in, or with respect to, the Company that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 2.5 of the Equityholder Disclosure Schedules, since the date of the Stub Period Financial Statements, the Company has conducted its business only in the ordinary course of business and it has not:

(a) entered into, amended or terminated any Material Contract (as defined in Section 2.6);

(b) made any capital expenditure(s) or entered into any commitment therefor that involved more than twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, it being understood that purchases made by the Company on behalf of its managed services customers that billed through to such customers without the Company incurring any obligation to make payment are not included in this representation and warranty;

(c) changed its authorized or issued limited liability company interests; issued any limited liability company interests, declared or paid any distribution or other payment in respect of its limited liability company interests; or split, combined or reclassified its limited liability company interests (as applicable);

(d) amended any of its Organizational Documents;

(e) paid any bonuses, or increased any salaries or other compensation, to any of its directors, officers, employees or consultants, except for performance bonuses awarded and increases in salaries made in the ordinary course of business consistent with past practice;

(f) paid any severance or termination pay to any director, officer, employee or consultant or entered into or amended any employment, severance or similar Contract with any director, officer, employee or consultant, or entered into any collective bargaining agreement;

(g) made any loan or advance to any Person, other than the extension of trade credit to customers in the ordinary course of business and advances to officers and other employees in the ordinary course of business for travel and similar business expenses;

(h) entered into any transaction that would be required to be disclosed under Section 2.21 (Related Party Transactions);

(i) adopted, increased, accelerated or modified in any respect the schedule of payments or benefits under any Company Benefit Plan except as required by Law;

(j) sustained any material damage to or destruction or loss of any material property owned or used by the Company, whether or not covered by insurance, or waived or released any right of material value;

(k) incurred any Indebtedness or redeemed, retired or prepaid any Indebtedness, other than trade payables to suppliers of the Company incurred in the ordinary course of business consistent with past practice, or guaranteed the obligations or Liabilities of another Person;

(l) sold, encumbered or otherwise transferred any assets outside the ordinary course consistent with past practice;

(m) acquired or agreed to acquire, whether by merging or consolidating with any other Person, by way of any other business combination with any other Person, or by purchasing or exchanging any capital stock, limited liability company interests (as applicable) or assets of any other Person, or by any other means;

(n) commenced any Proceeding against any other Person or received written notice of the commencement of any Proceeding against the Company, or settled or compromised any such Proceeding;

(o) changed, in any material respect, any of its accounting methods; or

(p) entered into any Contract to do any of the foregoing.

2.6 Material Contracts. Section 2.6(a) of the Equityholder Disclosure Schedules sets forth a correct and complete list of all of the following Contracts to which the Company is a party (collectively, the “Material Contracts”):

(a) Any: (i) Contract under which the Company sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate payments due to or from the Company, respectively, during the one (1) year period preceding the date of this Agreement was equal to or exceeded twenty-five thousand dollars ($25,000); (ii) sales or billing and invoices to prospects or customers under which the Company has not received a formal sales contract or purchase order for equipment, software and/or services that provides for payment of at least twenty-five thousand dollars ($25,000); or (iii) Contract providing for aggregate marketing expenses of at least twenty-five thousand dollars ($25,000), on a one-time or recurring basis;

(b) any Contract for the employment of any employee of the Company (including severance, retention or related Contracts), which shall, for the avoidance of doubt, include offer letters and similar documents;

(c) any Contract under which the Company has agreed to indemnify any third Person with respect to, or to otherwise share, the Liability of any third Person for Taxes;

(d) any Contract (or group of related Contracts) involving a commitment by the Company to make a capital expenditure or leasehold improvement or series of capital expenditures or leasehold improvements or to purchase any capital asset(s) involved more than ten thousand dollars ($10,000) individually or fifty thousand dollars ($50,000) in the aggregate;

(e) any Contract that contains a covenant not to compete that limits or will limit the Company from engaging in its business, as currently conducted or planned to be conducted, in any geographic market;

(f) any Real Property Lease or Personal Property Lease;

(g) any Contract establishing or agreeing to establish a partnership or joint venture;

(h) any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements, including any Contracts relating to the sale, lease or disposal of any material properties or assets of the Company, for consideration in excess of one thousand dollars ($1,000);

(i) any Contract relating to Indebtedness, other than trade payables to suppliers of the Company incurred in the ordinary course of business consistent with past practice;

(j) any Contract under which the Company has directly or indirectly guaranteed any Liabilities of another Person;

(k) any collective bargaining agreement;

(l) any Contract with respect to the issuance of any equity or debt securities of the Company;

(m) any other material Contract not made in the ordinary course of business; and

(n) any commitments or Contracts to enter into any of the foregoing.

Except as set forth in Section 2.6(b) of the Equityholder Disclosure Schedules, each Material Contract is a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and, to the Knowledge of the Company, is a legally valid and binding obligation of the counterparty thereto, enforceable against such counterparty in accordance with its terms, subject, in each such case, to the Equitable Exceptions, and is in full force and effect. Except as set forth in Section 2.6(c) of the Equityholder Disclosure Schedules: (i) the Company is not breach of, or default under, any Material Contract; and (ii) to the Company’s Knowledge, no counterparty to any Material Contract is in breach thereof or default thereunder.

2.7 Litigation. Except as set forth on Section 2.7 of the Equityholder Disclosure Schedules, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing: (a) against the Company, any of its assets or properties, or any of its officers or directors (in their capacities as such); or (b) that seeks equitable restraint, prohibition, damages or other relief in connection with this Agreement or any of the other Transaction Documents, to which the Company or any of the Equityholders is a party or the Transactions, and, to the Knowledge of the Company, there are no existing facts or circumstances that could reasonably be expected to result in such a Proceeding. The Company is not subject to any Order.

2.8 Taxes.

(a) Each of the Company and, to the extent relating to the Company, the Equityholders has timely filed all Tax Returns that it or he was required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. The Company and, to the extent relating to the Company, the Equityholders have timely paid all Taxes that were due and payable (whether or not shown on any Tax Return).

(b) Neither the Company nor, to the extent relating to the Company, the Equityholders currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or, to the extent relating to the Company, the Equityholders does not file a Tax Return that it or he is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets or properties of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) There is no audit, examination, dispute, or Proceeding pending or, to the Knowledge of the Company, threatened with respect to, or claim or assessment asserted or threatened concerning, any Taxes of the Company or, to the extent relating to the Company, any of the Equityholders.

(d) The Company has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or, to the extent relating to the Company, the Equityholders for all periods for which the statute of limitations has not yet expired. Neither the Company nor, to the extent relating to the Company, any of the Equityholders has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is in effect.

(e) Neither the Company nor, to the extent relating to the Company, any of the Equityholders is a party to, is bound by, or has any obligation under, any tax allocation, sharing, indemnity or similar agreement, or arrangement that obligates it or he to make any payment computed by reference to the Taxes, taxable income, or taxable losses of any other Person. Neither the Company nor, to the extent relating to the Company, any of the Equityholders: (i) has been a member of an affiliated group filing a consolidated federal income Tax Return; or (ii) has any liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise. All Income Taxes owed by any affiliated group have been paid for each taxable period during which the Company or, to the extent relating to the Company, any of the Equityholders is or was a member of the group or the Tax Return for such group included the operations and activities of the Company or any of the Equityholders.

(f) Neither the Company nor, to the extent relating to the Company, any of the Equityholders is or has been, within any period for which the statute of limitations has not yet expired or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(g) Neither the Company nor, to the extent relating to the Company, any of the Equityholders is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law).

(h) Neither the Company nor, to the extent relating to the Company, any of the Equityholders will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) None of the assets of the Company constitutes Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code. None of the assets of the Company is subject to a lease, safe harbor lease or other arrangement as a result of which the Equityholders is not treated as the owner of such asset for U.S. federal income Tax purposes.

(j) Neither the Company nor, to the extent relating to the Company, any of the Equityholders is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section1.6011-4(b)(1) of the Treasury Regulations.

(k) Neither the Company nor, to the extent relating to the Company, any of the Equityholders has any item which relates to the assets, liabilities, operations and activities of the Company that would be reported on the IRS Form described in IRS Announcement 2010-9, 2010-7 I.R.B. 408, Announcement 2010-17, 2010-13 I.R.B. 515, and Announcement 2010-30, 2010-19 I.R.B. 668, if such IRS Form was required to be filed by the Company or any of the Equityholders immediately prior to the Closing Date.

2.9 Employee Benefit Plans.

(a) Section 2.9(a) of the Equityholder Disclosure Schedules contains a complete list of the Company Benefit Plans. With respect to each Company Benefit Plan, copies of all documents comprising Company Benefit Plans, including all plan documents, trusts, insurance contracts and other funding arrangements and summary plan descriptions (and material modifications thereto), as applicable, and summaries of any Company Benefit Plans that are not in writing, and the most recent annual report on IRS Form 5500 and IRS determination, advisory or opinion letter if applicable, have been made available to the Purchaser.

(b) All Company Benefit Plans are valid and binding and in full force and effect and there are no material defaults thereunder. Each Company Benefit Plan complies in form with, and has been administered in compliance with, in each case in all material respects, its terms and all applicable provisions of ERISA, the Code, and other applicable Law. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Company, no event or condition exists or has occurred that would cause the IRS to disqualify any such Company Benefit Plan. Except as otherwise disclosed in Section 2.9(b) of the Equityholder Disclosure Schedules, the Company does not and has not provided any retiree health, life or other welfare benefits under any Company Benefit Plan (excluding continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended). There are no pending or, to the Knowledge of the Company, threatened material actions, liens, claims or Proceedings relating to any Company Benefit Plan (other than routine claims for benefits payable in the ordinary course). The Company does not have any material liability with respect to any Company Benefit Plan for any Tax or penalty imposed by either Section 4975 or 4980B of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA.

(c) Except as set forth in Section 2.9(c) of the Equityholder Disclosure Schedules, neither the Company nor any ERISA Affiliate has ever sponsored, contributed to or had any material liability with respect to: (i) any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA, (ii) any multiemployer plan as defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA, (iii) any multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, or (iv) any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. No assets or properties of the Company are subject to any lien under Section 302(f) of ERISA or Sections 412(n) or 430(k) of the Code.

(d) All material contributions and other payments or premiums required to be made, and required claims to be paid, under the terms of any Company Benefit Plan have been timely made in accordance with applicable Law or, with respect to those not yet due, reserves established therefor on the Financial Statements, which reserves are, adequate in all material respects. All such contributions and payments were fully deductible and not subject to any excise taxes under the Code.

(e) With respect to each Company Benefit Plan, there exists no condition or set of circumstances that could subject the Company to any material liability arising under the Company Benefit Plan or the Code, ERISA or any other applicable Law (including any material liability to or under any such plan or under any indemnity agreement to which the Company is a party) other than claims for benefits in the ordinary course and consistent with the terms of the respective Company Benefit Plan.

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies in form with, and has been operated in compliance with, in all material respects, the applicable provisions of Section 409A of the Code, and no Company Benefit Plan is subject to material additional taxes, interest or penalties as a result of non-compliance with Section 409A of the Code. Except as set forth in Section 2.9(f) of the Equityholder Disclosure Schedules, consummation of the Transactions will not: (i) entitle any current or former director, officer, employee or consultant of the Company to any severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former director, officer, employee or consultant of the Company; or (iii) constitute or involve a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), a breach of fiduciary responsibility (within the meaning of Section 502(l) of ERISA) or a violation of Part 4 of Subtitle B of Title I of ERISA.

2.10 Labor Matters.

(a) Except as set forth in Section 2.10(a) of the Equityholder Disclosure Schedules, the Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices and terms and conditions of employment, including Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, 42 U.S.C.§ 1981, the Occupational Safety and Health Act, and all other such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

(b) There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is otherwise bound. The Company has not encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company. There are no complaints, charges, or claims against the Company pending, or to the Knowledge of the Company, threatened, to be brought or filed by an employee of the Company, with any Governmental Entity or Judicial Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company. There are no representation petitions or similar petitions or requests for representation pending, or to the Knowledge of the Company, threatened, before a labor relations board or other federal, state, or local agency in connection with any persons employed by the Company.

(c) The Company has not effectuated: (i) any “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company; or (ii) any “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company

(d) Each current and former employee, consultant, contractor and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information, correct and complete copies of which have been provided to the Purchaser. None of such employees, consultants, contractors and officers are in violation thereof, and the Company has used commercially reasonable efforts to prevent any such violation. No current or former employee, officer, contractor or consultant of the Company has excluded works or inventions made prior to his or her employment with, or engagement by, the Company from the assignment of rights in and to inventions set forth in such agreements. The Company has required all employees, consultants, contractors and officers having access to, or who were involved in the development of, any of the Intellectual Property owned or developed by the Company, to execute enforceable agreements that provide for the valid written assignment of all rights in and to inventions and developments conceived or created by them in the course of their employment or services, and, to the Company’s Knowledge, all such persons are in compliance with such agreements.

2.11 Real Property and Tangible Assets.

(a) The Company does not and has not owned any real property. Section 2.11(a) of the Equityholder Disclosure Schedules sets forth a correct and complete list of all real property leased by the Company, identifying the leased premises and the landlord for each leased parcel (the “Leased Real Property”). Correct and complete copies of all leases for Leased Real Property (the “Real Property Leases”) have been provided by the Company to the Purchaser. With respect to each such parcel of Leased Real Property, no condition exists or event, act or omission has occurred which, with or without notice, lapse of time or both, would constitute a default by the Company or a basis of force majeure or other claim of excusable delay or nonperformance under the Real Property Lease applicable to such parcel of Leased Real Property.

(b) Except for routine easements, rights of way, and other similar real estate interests, the Leased Real Property constitutes all interests in real property currently used by the Company in operating its business. The Company owns, leases or has the right to use all easements, rights of entry and rights-of-way which are necessary to the conduct of its business as currently conducted and planned to be conducted. The Company has good and valid title to, or a valid leasehold, subleasehold or license in, as applicable, all tangible assets (both real, including the Leased Real Property, and personal) necessary for or used in the conduct of its business, as presently conducted and planned to be conducted, free and clear of all Liens.

(c) Section 2.11(c) of the Equityholder Disclosure Schedules sets forth a correct and complete list of all equipment and other tangible personal property leased by the Company valued in excess of one thousand dollars ($1,000), identifying the item of personal property and the lessor for each item of personal property (the “Leased Personal Property”). Correct and complete copies of all leases for Leased Personal Property (the “Personal Property Leases”) have been provided by the Company to the Purchaser. All of the tangible personal property assets of the Company: (i) conform in all material respects to all applicable Laws relating to their use and operation; and (ii) are in good operating condition and repair, subject to ordinary wear and tear, and are fit for use in accordance with the practices of the Company, as currently conducted and planned to be conducted.

(d) The Company now owns or leases pursuant to the Real Property Leases and the Personal Property Leases all assets, properties or rights that are necessary for the conduct of its business, as presently conducted and planned to be conducted.

2.12 Intellectual Property.

(a) Section 2.12(a)(i) of the Equityholder Disclosure Schedules contains a correct and complete list of all Intellectual Property used or held for use by the Company. Section 2.12(a)(ii) of the Equityholder Disclosure Schedules contains a correct and complete list of all licenses, sublicenses, consents or other agreements (whether written or otherwise) to which the Company is a party, either as licensor or licensee, with respect to any Intellectual Property, including any agreements by which the Company licenses or otherwise authorizes a third party to use any Intellectual Property, correct and complete copies of which have been provided by the Company to the Purchaser. Except as set forth on Section 2.12(a)(iii) of the Equityholder Disclosure Schedules, the Company is not bound by, and no Intellectual Property owned by the Company is subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, assert, enforce or otherwise exploit any Intellectual Property owned by the Company (as opposed to Intellectual Property licensed by the Company, which is subject to the terms and conditions of the Contract under which the Company licenses such Intellectual Property from its owner, each of which is listed on Section 2.12(a)(ii) of the Equityholder Disclosure Schedules) anywhere in the world. The Company has good title to or the right to use, free and clear of all Liens, all Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know how necessary for the conduct of, or used in, its business, as presently conducted by the Company, without the payment of any royalty or similar payment to any other Person and the Company has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Intellectual Property owned by the Company to any other Person.

(b) All of the patent, trademark, domain name and copyright registrations and applications owned by the Company (collectively, “Registered IP”) are valid and subsisting, are held of record in the name of the Company, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity.  No opposition, extension of time to oppose, interference, rejection or refusal to register has been received by the Company in connection with any such Registered IP.  The Company has made all filings and payments and taken all other actions required to be made or taken to maintain each item of Registered IP in subsistence by the applicable deadline and otherwise in compliance, in all material respects, with all applicable Laws.

(c) There is no infringement, misuse or misappropriation, nor has the Company received notice of any infringement, misuse or misappropriation, by the Company of any Intellectual Property owned by others, or by others of any Intellectual Property owned by the Company.  Section 2.12(c) of the Disclosure Schedules sets forth a correct and complete list of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company regarding any actual, alleged or suspected infringement, misuse or misappropriation of any Intellectual Property owned or licensed by the Company, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.  All material Intellectual Property used by the Company in its business, as currently conducted, is either: (i) owned by the Company, free and clear of any title defects or Liens, and, to the Knowledge of the Company, no third party has claimed rights adverse to the Company therein, or (ii) the subject of a license or agreement pursuant to which the Company has been granted the right to make such use thereof.  The Company has not received any written notice concerning, and does not otherwise have any Knowledge of, any default under any material agreement pursuant to which it is licensing Intellectual Property of a third party or granting licenses to its owned Intellectual Property.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any material Intellectual Property owned or used by the Company; (ii) a material breach of, termination of, or acceleration or modification of any right or obligation under any contract listed or required to be listed in Section 2.12(a)(ii) or (iii) of the Equityholder Disclosure Schedules; (iii) the release, disclosure or delivery of any material Intellectual Property owned by the Company by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any material Intellectual Property.

(e) None of the software or services owned, developed, marketed, distributed, licensed, sold or otherwise made available to any Person by the Company (collectively, “Company Products”), to the extent material to the Company’s operations: (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product; or (ii) fails to comply, in any material respect, with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product.

(f) No Company Product, to the extent material to the Company’s operations, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”).  The Company has implemented measures in accordance, in all material respects, with customary industry practice that are designed to prevent the introduction of Malicious Code into Company Products.

(g) No source code for any Company Product has been delivered, licensed or made available to any escrow agent or other Person who is not an employee of or contractor to the Company.  The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product to any escrow agent or other Person who is not an employee of or contractor to the Company.  The Company has not received any notice of, and does not otherwise have any Knowledge of, the occurrence of any event, circumstance or condition that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Product to any other Person who is not an employee of or contractor to the Company.

(h) No Company Product, to the extent material to the Company’s operations, is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as, by way of example but not limitation, the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could require, or could condition the use or distribution of such Company Product, or a portion thereof, on: (A) the disclosure, licensing or distribution of any source code for any portion of such Company Product, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Products or portions thereof; or (ii) could otherwise impose any limitation, restriction or condition on the right or ability of the Company to use, distribute or charge for any Company Product.

2.13 Environmental Matters.

(a) The Company is currently, and has during all periods in the past for which the applicable statute of limitations has not yet expired, conducted its business in compliance, in all material respects, with applicable Environmental Laws. The Company has not engaged in or permitted any operations or activities upon, or any use or occupancy of, any of its past or present facilities or properties and, to the Company’s Knowledge, neither are any facilities adjacent to any of its past or present facilities or properties used, for the purpose of or in any way involving the testing, investigation, handling, treatment, storage, release, discharge, dumping, removal or disposal of any Hazardous Substances. There are no Hazardous Substances presently deposited, stored or otherwise located on, under, in or about any of the past or present facilities or properties of the Company, except such quantities of Hazardous Substances normally associated with telecommunications business operations which are properly being handled and stored in compliance, in all material respects, with applicable Environmental Laws. The Company has not assumed, contractually or by operation of Law, any material Liabilities under any Environmental Law. The Company has not received any notice or report concerning, and the Company does not otherwise have any Knowledge, regarding any actual or alleged material violation of, or material non-compliance with, any Environmental Laws, or of any material Liabilities or Claims or potential material Liabilities or Claims under any Environmental Laws, including any actual or alleged material investigatory, remedial or corrective obligations under such laws, in each case relating to the Company or any of its past or present facilities, operations, or properties or any facilities adjacent to any of its past or present facilities or properties.

(b) No Permits under any Environmental Laws are necessary for the Company to conduct its business, as presently conducted by the Company or planned to be conducted in the future, in compliance, in all material respects, with applicable Environmental Laws.

2.14 Insurance. The Company is insured against risks, and is subject to exclusions, conditions and deductible amounts, consistent with other similar companies in the Company’s industry in accordance with reasonably prudent business practices. Set forth on Section 2.14 of the Equityholder Disclosure Schedules is a complete and correct list of all insurance policies maintained by the Company. The Company has provided to the Purchaser correct and complete copies of all such insurance policies. All such insurance policies are: (a) in full force and effect; and (b) sufficient for compliance by the Company with all requirements of applicable Law and of all Contracts to which it is a party that require particular levels of insurance coverage. The Company has not received: (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

2.15 Compliance with Laws; Permits.

(a) The Company is currently, and has during all periods in the past for which the applicable statute of limitations has not yet expired, conducted its business in compliance, in all material respects, with applicable Laws. The Company has not received any notice of any investigation, review or proceeding by any Governmental Entity with respect to any alleged or actual material violation of Law by the Company, and, to the Company’s Knowledge, no such investigation, review or proceeding is now pending or threatened. The Company is not a party to any consent or similar Contract that: (i) materially restricts the conduct of the Business; or (ii) would otherwise reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect.

(b) The Company has obtained all Permits necessary to conduct its business in compliance, in all material respects, with applicable Law (the “Company Permits”) and all of the Company Permits are, to the extent material to the Company’s operations, valid and in full force and effect. A list of all Company Permits is set forth in Section 2.15(b) of the Equityholder Disclosure Schedules. No material defaults or material violations exist or have been recorded in respect of any of the Company Permits. No Proceeding is pending or, to the Knowledge of the Company, threatened, concerning the revocation, limitation or non-renewal of any Company Permit. None of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

2.16 Accounts Receivable. All accounts and notes receivable of the Company represent bona fide sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered by the Company. There are no disputes with respect to any of the accounts receivable reflected on the Stub Period Financial Statements or the NWC Statement that have not been fully reserved for in the Stub Period Financial Statements or the NWC Statement. The reserves in the Stub Period Financial Statements for bad debts have been calculated in accordance with GAAP in a manner consistent with past practices. All of the accounts and notes receivable of the Company are, to the Company’s Knowledge, collectible in full, net of the reserve thereof set forth on the NWC Statement, in the ordinary course of business. No counterclaims, defenses or offsetting claims with respect to any of the accounts or notes receivable of the Companies are pending or, to the Knowledge of the Companies, threatened. The Company has not agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of its accounts receivable. All of the accounts and notes receivable of the Company relate solely to sales of goods and services to customers of the Company, none of whom are Affiliates, equityholders or other related parties of the Company or any of the Equityholders.

2.17 Customers and Suppliers.

(a) Section 2.17(a) of the Equityholder Disclosure Schedules sets forth the top twenty-five (25) customers of the Company (based on the dollar amount of sales to such customers for the twelve (12) months ended December 31, 2020) (collectively, the “Material Customers”). Except as set forth on Section 2.17(a) of the Equityholder Disclosure Schedules: (i) all Material Customers continue to be customers of the Company and no Material Customer has materially reduced its business with the Company from the levels achieved during the year ended December 31, 2020, and no Material Customer has provided notice to the Company, and the Company does not otherwise have any Knowledge, of its intent to effect such a material reduction; (ii) no Material Customer has terminated its relationship with the Company, nor has the Company received notice that any Material Customer intends to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Customer; and (iv) the Company is not involved in any claim, dispute or controversy with any of its customers other than Material Customers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect.

(b) Section 2.17(b) of the Equityholder Disclosure Schedules sets forth the top five (5) suppliers to the Company (based on the dollar amount of purchases from such supplier during twelve (12) months ended December 31, 2020) (collectively, the “Material Suppliers”). Except as set forth on Section 2.17(b) of the Equityholder Disclosure Schedules: (i) all Material Suppliers continue to be a supplier to the Company and no Material Supplier has materially reduced its business with the Company from the levels achieved during the year ended December 31, 2020, no Material Supplier has provided notice to the Company, and the Company does not otherwise have any Knowledge, of its intent to effect such a reduction; (ii) no Material Supplier has terminated its relationship with the Company, nor has the Company received notice that any Material Supplier intends to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Supplier; and (iv) the Companies is not involved in any claim, dispute or controversy with any of its suppliers other than Material Suppliers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect. No supplier to the Company represents a sole source of supply for goods or services used in the Company’s conduct of its business.

2.18 Disclosure. No representation and warranty or other statement made by the Company or any Equityholder in this Agreement, the Equityholder Disclosure Schedules or otherwise in connection with the Transactions contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement, in light of the circumstances in which they were made, not misleading.

2.19 Certain Payments. Neither the Company nor any of its directors, officers, agents or employees (in their capacities as such) has: (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; or (b) made any other unlawful payment, gift or contribution, in each case for the purpose of: (x) obtaining favorable treatment in securing business; (y) paying for favorable treatment for business secured; or (z) obtaining special concessions or for special concessions already obtained

2.20 Brokers. Except as set forth on Section 2.20 of the Equityholder Disclosure Schedule, the Company is not a party to any Contract pursuant to which any broker, finder, investment banker or other Person is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions. For the avoidance of doubt, any Liabilities under any Contract set forth on Section 2.20 of the Equityholder Disclosure Schedule are Excluded Liabilities under Section 1.6(e).

2.21 Related Party Transactions.

(a) Other than pursuant to employment agreements and arrangements entered into in the ordinary course of business, the Company is not a party to any direct or indirect business arrangement or relationship with any director, officer or other employee of the Company. No director, officer or other employee of the Company personally owns, directly or indirectly, any material property or right (whether tangible or intangible) that is used by the Company. Other than obligations to pay compensation arising in the ordinary course of business, there are no debts or other obligations owed by the Company to any director, officer or other employee of the Company.

(b) There are no: (i) Contracts between the Company, on the one hand, and any of the Equityholders or their related parties, on the other hand, or (ii) other arrangements for the provision of material goods or material services between the Company, on the one hand, and any of the Equityholders or their related parties, on the other hand (collectively, “Related Party Transactions”).

Article III
REPRESENTATIONS AND WARRANTIES OF EACH EQUITYHOLDER

Each Equityholder hereby represents and warrants to the Purchaser, severally and not jointly, as follows:

3.1 Authority; Enforceability. This Agreement and each other Transaction Document to which such Equityholder is a party has been duly executed and delivered by such Equityholder and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser and each such other Transaction Document by the other parties hereto and thereto (as applicable), each constitutes a legal, valid and binding obligation of such Equityholder, enforceable against such Equityholder in accordance with its terms, except for the Equitable Exceptions.

3.2 No Conflict. Except as set forth in Section 2,3 of the Equityholder Disclosure Schedules, neither the execution, delivery or performance by such Equityholders of this Agreement or any of the other Transaction Documents to which he is a party, nor the consummation by him of any of the Transactions, will: (a) violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both) any of the provisions of: (i) any Contract to which such Equityholder is a party; or (ii) any Law applicable to such Equityholder or any of his properties or assets; or (b) give any Governmental Entity or Judicial Authority the right to challenge any of the Transactions under any applicable Law. Except as listed in Section 2.3 of the Equityholder Disclosure Schedules, no consent of any other Person, no notice to any other party and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Entity or Judicial Authority is required to be made or obtained by such Equityholder in connection with his execution and delivery of this Agreement or any of the other Transaction Documents to which he is a party or the consummation of the Transactions.

3.3 Title to Equity Interests. Such Equityholder is the sole and lawful record and beneficial owner of the Equity Interests set forth next to his name on Section 2.2 of the Equityholder Disclosure Schedules and Schedule A hereto and he has good, valid and marketable title to such Equity Interests, free and clear of any and all Liens. The Transactions will result in the Purchaser obtaining good and valid title, free and clear of all Liens, to such Equityholder’s Equity Interests. Other than the Company LLC Agreement, there are no Contracts with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of such Equityholder’s Equity Interests or any other equity interests of the Company. Other than the Equity Interests to be sold to the Purchaser under this Agreement, such Equityholder does not, directly or indirectly hold any equity interest in the Company or any option, warrant or other security convertible into or exercisable for any equity interest in the Company.

3.4 Brokers. Such Equityholder is not a party to any Contract pursuant to which any broker, finder, investment banker or other Person is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions for which the Purchaser or the Company may become liable.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Equityholders as follows:

4.1 Existence; Good Standing; Authority; Enforceability.

(a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to own and operate its properties and to conduct its business as now conducted. The Purchaser is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a material adverse effect upon on the ability of the Purchaser to perform its obligations under this Agreement.

(b) The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the Transactions, have been duly authorized by all requisite corporate action on the part of the Purchaser, and no other corporate authorization or proceedings on the part of the Purchaser are required therefor.

(c) This Agreement and each other Transaction Document to which the Purchaser is a party has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Equityholders (as applicable), each constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except for the Equitable Exceptions.

4.2 No Conflict. Except as set forth in Section 4.2 of the Purchaser Disclosure Schedules, neither the execution, delivery or performance by the Purchaser of this Agreement and any other Transaction Documents to which it is a party, nor the consummation by the Purchaser of the Transactions, will: (a) violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both), any of the provisions of: (i) any of the Organizational Documents of the Purchaser; (ii) any material Contract to which the Purchaser is a party or by which the Purchaser or any of its properties is otherwise bound; or (iii) any Law applicable to the Purchaser or any of its properties or assets; or (b) give any Governmental Entity or Judicial Authority the right to challenge any of the Transactions under any applicable Law. Except for filings with the SEC and Nasdaq in connection with a Public Offering effected in order to raise money to consummate the Transactions, no consent of any other Person, no notice to any other party under any material Contract to which the Purchaser is a party and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Entity or Judicial Authority is required to be made or obtained by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the Transactions.

4.3 Investment Representations. The Purchaser was not formed for the purpose of acquiring the Equity Interests. The Purchaser is purchasing the Equity Interests for investment purposes and not with a present view to, or for sale in connection with, any distribution thereof, within the meaning of the Securities Act. The Purchaser acknowledges that the Equity Interests have not been registered under the Securities Act or qualified under applicable state securities laws and understands the restrictions on resale of the Equity Interests imposed by the Securities Act and such applicable state securities laws. The Purchaser also acknowledges that the Equityholders have no obligation to register the Equity Interests, that there is presently no public market for the Equity Interests, that there may never be a public market for the Equity Interests, and that, even if such a market develops, the Purchaser may never be able to sell or dispose of such Equity Interests and, accordingly, the Purchaser must bear the economic risk of this investment potentially indefinitely. The Purchaser is an “accredited investor,” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act.

4.4 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions for which the Equityholders may become liable

4.5 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purposes of engaging in the Transactions, and has not engaged, and will not prior to the Closing engage, in any other business activities.

Article V
COVENANTS

5.1 Affirmative Covenants. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement (the “Pre-Closing Period”), the Company and the Equityholders shall cause the Company to conduct its business in the ordinary course of business (except as otherwise expressly contemplated by this Agreement) and to use commercially reasonable efforts to preserve its business and operations intact, keep available the services of its current officers and other employees, and maintain its relations and goodwill with vendors, customers and other Persons having business relationships with the Company.

5.2 Negative Covenants Concerning the Company. During the Pre-Closing Period, the Company and the Equityholders shall not, without the prior written consent of the Purchaser (not to be unreasonably withheld, delayed or conditioned), except as otherwise expressly contemplated by this Agreement):

(a) enter into, amend or terminate any Material Contract; provided, however, that the Company can enter into, amend or terminate any Material Contract (whether consisting of a formal contract or a purchase order or similar document) without the Purchaser’s consent hereunder as long as such action will not result in a net impact on the Company (per occurrence) of more than one hundred thousand dollars ($100,000);

(b) change its authorized limited liability company interests; issue or grant any limited liability company interests, debt security, warrant, option, right to purchase or similar right regarding its limited liability company interests; purchase, redeem, retire or otherwise acquire any of its limited liability company interests; declare or make any distribution or payment in respect of its limited liability company interests; split, combine or reclassify its limited liability company interests; provided, however, that the Equityholders shall be entitled to cause the Company to make cash distributions to them immediately prior to Closing (and any such cash distributions shall be reflected in the NWC calculation pursuant to Section 1.9);

(c) amend, waive or otherwise modify any of the Company’s Organizational Documents;

(d) pay any bonuses, or increase any salaries or other compensation, to any of its directors, officers, employees or consultants; provided, however, that the Company can, without obtaining the Purchaser’s consent hereunder, award annual performance bonuses and make increases in salaries: (i) in the ordinary course of business consistent with past practice; and (ii) that do not exceed an aggregate of one hundred thousand dollars ($100,000);

(e) pay any severance or termination pay to any director, officer, employee or consultant or enter into or amend any employment, severance or similar Contract with any director, officer, employee or consultant, or enter into or amend any collective bargaining agreement;

(f) make, change, or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(g) make any loan or advance to any Person, other than the extension of trade credit to customers of the Company in the ordinary course of business and reimbursement of ordinary course business expenses incurred by Company employees in the ordinary course of business consistent with past practice;

(h) enter into any transaction that would be required to be disclosed under Section 2.21 (Related Party Transactions);

(i) adopt, increase, accelerate or modify the schedule of payments or benefits under any Company Benefit Plan, except as required by Law;

(j) hire or terminate the employment of any employee of the Company, other than administrative-level employees; provided, however, that the Company can, without obtaining the Purchaser’s consent hereunder, hire or terminate the employment of any Company employee whose aggregate annual cash compensation (i.e., base salary or draw (if any), plus commissions and bonuses) is less than one hundred thousand dollars ($100,000);

(k) incur any Indebtedness or redeem or prepay in advance of maturity any Indebtedness, other than trade payables incurred in the ordinary course of business consistent with past practice, or guarantee of the obligations of another Person;

(l) sell, encumber or otherwise transfer any assets or property of the Company, other than sales of products to customers of the Company in the ordinary course consistent with past practice;

(m) acquire or agree to acquire by merging or consolidating with, or by way of any other business combination, or by purchasing or exchanging any capital stock, other equity interests or assets of, or by any other manner, any other Person;

(n) commence any Proceeding against any other Person, or settle or compromise any Proceeding;

(o) change, in any material respect, any of the accounting methods of the Company;

(p) enter into any Contract to do any of the foregoing.

For the avoidance of doubt, payment by the Company to employees and contractors of sales commissions in the ordinary course of business consistent with past practice during the Pre-Closing Period shall not require the Purchaser’s consent pursuant to this Section 5.2. However, the Company shall provide, promptly after the end of each month during the Pre-Closing Period, a statement reasonably describing any such sales commission payments, including the name of the employee or contractor, the amount of the sales commissions and the underlying customer account names.

5.3 Covenants Regarding Post-Closing Operation of the Company. The Purchaser covenants and agrees that, during the remainder of the Company’s 2021 fiscal year after the Closing (the “Measurement Period”), the Purchaser will: (a) operate the Company in a manner consistent, in all material respects, with the Company’s operation prior to the Closing, (b) not take any actions or permit any actions (including the addition or attribution of any costs or expenses to the Company that are not directly related to the Company) to be taken by any of its officers, employees or other representatives that: (i) are not directly related to the Company and its business operations; and (ii) would have a material negative financial, accounting or economic effect on the Company and its results of operations, including the Company’s Adjusted EBITDA, cash flow or any similar metric or indicator, (c) prepare monthly, quarterly and annual financial statements of the Company (prepared in each case as if the Company is a separate legal and operating business entity without combination with the financial results of any other business entity) and associated work papers and notes and provide copies of all such financial statements and related materials to Equityholders promptly after the end of each such period, and (d) cause the accountant or other party who prepared any such financial statements and related materials to promptly respond to any reasonable questions or requests for information that any Equityholder may reasonably have in connection with such financial statements and other materials. In connection with this covenant, the Equityholders shall have the right, at any time or at multiple times during the Measurement Period, during normal business hours and upon at least three (3) Business Days’ prior written notice to the Purchaser, to inspect the books, records and other documents of the Company, including all work papers and notes. Any information provided by the Purchaser or any Purchaser Representatives (as defined in Section 5.6) to any of the Equityholders pursuant to this Section 5.3 shall be subject to Section 5.11(c).

5.4 Negative Covenant Concerning the Equityholders. During the Pre-Closing Period, the Equityholders shall not, directly or indirectly, sell, assign or transfer any interests in their respective Equity Interests or subject such Equity Interests to any Lien.

5.5 Confidentiality. The Mutual Nondisclosure Agreement, dated as of April 23, 2020, between the Purchaser and the Company (the “NDA”) is hereby incorporated by reference into this Agreement and any information supplied by any party to any other party under this Agreement or otherwise in connection with the Transactions prior to the Closing shall constitute ‘Confidential Information’ thereunder. For the avoidance of doubt, as to the Equityholders, Section 5.11(c), rather than the NDA, shall control and govern. Within five (5) days after the Closing, the Equityholders shall each return to the Company any materials remaining in their possession constituting ‘Confidential Information’ under the NDA, except to the extent necessary for their use in connection with their duties to the Company as employees of the Company after the Closing.

5.6 Access to Information. During the Pre-Closing Period, the Company and the Equityholders shall provide the Purchaser and its Affiliates, and its and their respective officers, employees, accountants, legal counsel, financial advisers and other agents and representatives (collectively, “Purchaser Representatives”), with access, during regular business hours and upon reasonable advance notice, to the facilities and books and records (including Contracts) of the Company and shall promptly respond to requests for information and other inquiries made by the Purchaser and any Purchaser Representatives by telephone or e-mail. Any information provided by the Company to the Purchaser or any Purchaser Representatives pursuant to this Section 5.6 shall be subject to the NDA.

5.7 Closing Conditions and Third Party Consents. During the Pre-Closing Period, the Purchaser, the Company and the Equityholders shall, in good faith and in a reasonably timely manner, use their respective commercially reasonable efforts to: (a) take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions; and (b) cause the Closing conditions contained in Article VII applicable to such party to be satisfied. Without limiting the generality of the foregoing, the Purchaser, the Company and the Equityholders shall, in good faith and in a reasonably timely manner, use their respective commercially reasonable efforts to cause all Consents listed in Section 2.3 of the Equityholder Disclosure Schedules to be obtained on or prior to the Closing Date. The parties shall reasonably coordinate their process of obtaining such Consents, including the Company and the Equityholders providing to the Purchaser the opportunity to review, revise and approve the form of any such Consent prior to delivery to the applicable third party (such approval not to be unreasonably withheld, delayed or conditioned) and promptly receive copies of any correspondence (including e-mails) sent to or received from any contractual counterparty. For the avoidance of doubt, any consent or similar fees required to be paid by the Company to contractual counterparties as a condition to receiving their consents will be paid by out of Company assets (with the prior written consent of the Purchaser, not to be unreasonably refused) prior to Closing and, to the extent not so paid, will be paid out of the Merger Consideration otherwise payable by the Purchaser to the Equityholders at Closing.

5.8 Exclusivity. During the Pre-Closing Period, the Company and the Equityholders shall, and shall cause their respective directors, officers, partners, members, managers, trustees, employees, agents and advisors (collectively, the “Equityholders Representatives”) to, deal exclusively with the Purchaser and its designated representatives regarding any and all acquisitions of and investments in the Company, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of capital stock or other equity interests, purchase of assets, or otherwise (each, an “Alternative Transaction”) and the Company and the Equityholders shall not, and shall cause the Company, the Company Subsidiaries and the Equityholders Representatives to not, in each case without the prior written consent of the Purchaser: (a) solicit, initiate or otherwise engage in any negotiations, discussions or other communications with any other Person relating to any Alternative Transaction; (b) provide information or documentation to any other Person with respect to the Company, any of the Company Subsidiaries or any of their respective assets in respect of any Alternative Transaction; or (c) enter into any Contract or understanding with any other Person in respect of any Alternative Transaction. The Company and the Equityholders shall, and shall cause the Equityholders Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any Alternative Transaction or would reasonably be expected to lead to an Alternative Transaction.

5.9 Notification. During the Pre-Closing Period, the Purchaser, on the one hand, and the Company and the Equityholders, on the other hand, shall each give written notice to the other party promptly (and in any event within five (5) Business Days) after acquiring actual knowledge of the occurrence of any omission, event or action that: (a) has caused, or is reasonably likely to cause, the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (b) has caused, or is reasonably likely to cause, any of the respective representations and warranties of the Purchaser or the Equityholders set forth in this Agreement to not be true and correct in all material respects as of the Closing (disregarding for this purpose any materiality or Material Adverse Effect qualifications contained therein); (c) has caused, or is reasonably likely to cause any condition to the other party’s obligation to consummate the Closing to not be satisfied; or (d) would otherwise be reasonably expected to materially delay or prevent the consummation of the Closing.

5.10 Financing Matters.

(a) The Company and the Equityholders acknowledge that the Purchaser will be obtaining financing to fund a portion of the Merger Consideration after the date of this Agreement. In furtherance of such efforts, the Purchaser will need to provide third parties, including the underwriters for any Public Offering effected in order to raise capital to consummate the Transactions and their attorneys, equity investors and lenders from whom the Purchaser may be obtaining debt financing (collectively, “Financing Parties”), certain information about the Company (the “Company Information”). Promptly upon the request of the Purchaser, the Company and the Equityholders agree to provide Company Information to a Financing Party, as long as such Financing Party executes and delivers a customary non-disclosure agreement, of scope and content reasonably acceptable to the Company and the Equityholders. In addition, the Company and the Equityholders agree to provide reasonable cooperation, as requested by the Purchaser, in connection with the arrangement of, and the negotiation of agreements with respect to, any such financing, including by causing the Company’s accountants to make themselves available for discussions with, and supply Company Information to, the Purchaser and other parties, including any underwriters discussed above.

(b) The Company and the Equityholders consent to the inclusion of Company Information, including financial statements of the Company, in the SEC Form S-1 and Nasdaq and other filings that may be made by the Purchaser in connection with any Public Offering, provided that the Purchaser shall afford the Company and the Equityholders with reasonable advance notice of any such inclusion. In the event the SEC or Nasdaq has any questions or comments concerning any such filings, the Company and the Equityholders shall use commercially reasonable efforts, at the Purchaser’s sole expense, to assist and reasonably cooperate with the Purchaser and its underwriters and independent accountants and their respective legal counsel and other advisors to resolve any such questions or comments, including providing access to Company management during normal business house and upon reasonable advance notice.

(c) Beginning on the date hereof and continuing following Closing, the Equityholders shall use commercially reasonable efforts, at the Purchaser’s sole expense, to cooperate with the Purchaser’s reasonable requests in connection with the Purchaser’s compliance with applicable Laws with respect to the transactions hereunder, including: (i) providing access to its management SEC reporting obligations of the transactions hereunder, including the preparation by the Purchaser of pro forma financial statements and addressing purchase accounting issues; and (ii) allowing access to the Company’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers to the Purchaser or the Purchaser’s independent accountants), and discussing with the Equityholders’ independent accountants appropriate consents to fulfill the Purchaser’s reporting requirements, including financial statements and the notes thereto.

(d) The Purchaser shall, promptly upon written request by the Company or the Equityholders, reimburse the Company and the Equityholders for all reasonable costs incurred in connection with their cooperation pursuant to this Section 5.10.

5.11 Non-Competition; Non-Solicitation; Non-Disparagement; Confidentiality.

(a) Each Equityholder covenants and agrees that he will participate in good faith negotiations with Purchaser to enter into an employment agreement or consulting agreement (each, an “Equityholder Agreement”) at or prior to Closing that will contain standard covenants and other commercially reasonable terms and conditions (including, without limitation, a period of effectiveness) as negotiated between the Equityholders and Purchaser.

(b) Non-Solicitation of Employees. Such Equityholder covenants and agrees that, during the Restricted Period, he will not, without the prior written consent of the Purchaser, directly or indirectly: (i) solicit, recruit or encourage any Person who is (as of the Closing) or was (during the six (6) month period prior to Closing) an officer, director, executive, employee, agent or independent contractor of the Company to leave his or her employment with the Company; or (ii) hire, employ or otherwise engage any Person who is (as of the Closing) or was (during the six (6) month period prior to Closing) an officer, director, executive, employee, agent or independent contractor of the Company. Notwithstanding anything to the contrary in this Section 5.11(b), any general solicitation for employees, not targeted specifically at officers, directors, executives, employees, agents or independent contractors of the Company, including general advertisements such as newspaper or Internet advertisements, and the subsequent hiring of any such employee, agent or independent contractor shall not constitute a violation of this Section 5.11(b).

(c) Confidentiality. Such Equityholder acknowledges and recognizes that the Company Confidential Information (as defined below) is a valuable and unique asset of the business of the Company, and that the Company Confidential Information was acquired at considerable effort to the Company and is a valuable trade and business secret which shall continue to belong to the Company from and after the Closing. Therefore, such Equityholder covenants and agrees that he will not disclose any Company Confidential Information to any other Person or use any Company Confidential Information for any purpose other than in connection with his status as a former equityholder of the Company or as a current employee of the Company. At any time, upon the Purchaser’s request, such Equityholder agrees to either destroy or deliver to the Purchaser all Company Confidential Information remaining in his possession that is reasonably capable of being destroyed or delivered; provided, that, any Company Confidential Information not so destroyed or delivered shall remain subject to the confidentiality restrictions in the prior sentence of this Section 5.11(c). For purposes of this Section 5.11(c), the term “Company Confidential Information” means all confidential or proprietary information of the Company that a Equityholder acquired during his employment with the Company and ownership of his Equity Interests, including customer information, employment or personnel data, customer sales information, supplier and vendor agreements and information, research findings produced or purchased by the Company, historical financial information, and all other information, lists, records and data of a confidential nature relating to or dealing with the business, operations or activities of the Company; provided, however, that Company Confidential Information shall not include any information that: (i) is known to the public or generally known within the industry of the Company; (ii) entered the public domain without any breach by such Equityholder of any obligation owed to the Company; or (iii) was independently developed by such Equityholder without use of any Company Confidential Information. The term “Company Confidential Information” is intended to include all such information in any and all forms, whether written or oral, on paper or stored electronically or in any other medium, and includes all originals, summaries, portions and copies of any and all such information. Notwithstanding anything to the contrary in this Section 5.11(c), such Equityholder may disclose Company Confidential Information to the extent required by a court of law, by any governmental agency having supervisory authority over him or by any administrative or legislative body (including a committee thereof) with jurisdiction to order such Equityholder to divulge, disclose or make accessible such information, provided such Equityholder shall promptly provide notice of a request for same to the Purchaser, so that the Purchaser may, at its expense, seek an appropriate protective order with respect to such Company Confidential Information.

(d) Non-Disparagement. Such Equityholder covenants and agrees that, during the Restricted Period, he will not, without the prior written consent of the Purchaser, directly or indirectly not to, make any disparaging or defamatory public comments about the Purchaser, the Company, or any of their respective officers, directors or employees, or encourage or participate with anyone to make such statements. Such Equityholder agrees and acknowledges that the terms of this Section 5.11(d) do not prohibit such Equityholder from making truthful statements, if required to do so by law or legal process.

(e) Reasonableness. Each of the Equityholders agrees and acknowledge that the restrictions set forth in this Section 5.11 are necessary to prevent the use and disclosure of the Company Confidential Information and to protect the goodwill and legitimate business interests of the Purchaser and its Affiliates (including the Company) from and after the Closing. Each Equityholder further acknowledges that the restrictions in this Section 5.11 are reasonable in all respects, including with respect to their duration, territory and scope of activity restricted. The time period of any covenant contained in this Section 5.11 shall, with respect to any Equityholder, be extended on a day-for-day basis for each day during which such Equityholder is in violation of such covenant, so that such Equityholder is restricted from engaging in activities prohibited by such covenant for the full time period set forth herein.

5.12 Release. As of the Closing, each of the Equityholders, on behalf of himself and his heirs, successors, assigns and other persons claiming by, through, for or under him (such other persons hereinafter referred to collectively as the “Equityholder Related Parties”) hereby irrevocably and unconditionally releases, settles, cancels, discharges and acknowledges to be fully and finally satisfied any and all claims, demands, rights, actions, causes of action, debts, accounts, covenants, contracts, agreements, promises, damages, costs, reimbursements, compensation, liabilities and expenses, including attorneys’ fees, of any and every kind, nature or description whatsoever, known or unknown, at law or in equity other than those arising under this Agreement and the other Transaction Documents, which such Equityholder or any of his respective Equityholder Related Parties may have had or may now have or assert against the Company, which are on account of any matter whatsoever attributable to the period, or arising during the period, from the beginning of time through and including the Closing

5.13 Equityholder Approval. By virtue of their execution and delivery of this Agreement, the Equityholders shall each be conclusively deemed to have approved and adopted this Agreement, the Merger, and the other Transactions by the required vote of equityholders of the Company under Section 605.1023 of the FL LLC Act and the Company’s Organizational Documents.

5.14 Stub Period Financial Statements. Notwithstanding anything to the contrary in this Agreement, the Company shall within thirty (30) days after the date of this Agreement prepare and supply to the Purchaser the Stub Period Financial Statements.

Article VI
TAX MATTERS

6.1 Transfer Taxes. All real and personal property transfer, documentary, sales, use, registration, value-added, stamp duty and other similar taxes (including interest, penalties and additions to Tax) incurred in connection with the Transactions (collectively, “Transfer Taxes”) shall be borne jointly and severally by the Equityholders.

6.2 Tax Indemnification. The Equityholders shall each, pursuant to Section 9.2(a)(i), severally and not jointly indemnify each of the Purchaser Indemnified Parties and hold them harmless from and against such Equityholder’s Pro Rata Share of any Losses arising out of or relating to: (a) any Taxes (or the non-payment thereof) of, or related to the assets, operations and activities of, the Company for all Pre-Closing Tax Periods; (b) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of the Equityholders (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law; and (c) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to any event or transaction occurring before the Closing (collectively, “Indemnified Taxes”).

6.3 Cooperation Regarding Tax Matters.

(a) The Purchaser, on the one hand, and the Equityholders, on the other hand, shall reasonably cooperate with respect to Tax matters and the Equityholders shall timely provide to the Purchaser, at the Purchaser’s request, all information necessary to the Purchaser in filing any Tax Returns of the Company with respect to Post-Closing Taxes or in defending any claim by a Tax Authority for any Taxes for any taxable period. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser, on the one hand, and the Equityholders, on the other hand, agree: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or any of the Equityholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchaser, on the one hand, or the Equityholders, on the other hand, shall allow the other party to take possession of such books and records.

(b) The Purchaser, on the one hand, and the Equityholders, on the other hand, shall, upon the reasonable request of either of them, use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that would reasonably be expected to be imposed with respect to the Transactions.

6.4 Allocation to Pre-Closing and Post-Closing Tax Periods. Taxes (other than Income Taxes) of, or related to the assets, operations and activities of, the Company for any Taxable period that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated to the Pre-Closing Tax Period by multiplying the total amount of any such Tax for the full Straddle Period by a fraction, the numerator of which is the number of days from the beginning of such Straddle Period to and including the Closing Date and the denominator of which is the total number of days in such full Straddle Period. Income Taxes of the Company for the portion of any Straddle Period ending on the Closing Date will be computed as if such taxable period ended as of the close of business on the Closing Date.

6.5 Tax Proceedings.

(a) The Equityholders shall, jointly and severally at their own expense, have the right (but not the obligation) to control, defend, settle, compromise, or prosecute in any manner any Proceedings with respect to any Tax Return of, or that includes, the Company (“Tax Proceedings”) involving only Pre-Closing Tax Periods (“Pre-Closing Tax Proceedings”); provided, however, the Equityholders shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), settle, compromise or abandon any Pre-Closing Tax Proceeding to the extent that such action could reasonably be expected to adversely affect the Purchaser or any of its Affiliates (which shall, for the avoidance of doubt, include the Company after the Closing). The Equityholders shall keep the Purchaser reasonably informed of any Pre-Closing Tax Proceeding that could reasonably be expected to adversely affect the Purchaser or any of its Affiliates (which shall, for the avoidance of doubt, include the Company after the Closing) (an “Adverse Effect Pre-Closing Tax Proceeding”), and the Purchaser shall be entitled to receive copies of all correspondence and documents related to any Adverse Effect Pre-Closing Tax Proceeding.

(b) Notwithstanding anything to the contrary in Section 6.5(a), the Purchaser shall have the right (but not the obligation) to control, defend, settle, compromise, or prosecute in any manner any Tax Proceedings for all Straddle Periods and Post-Closing Tax Periods (“Straddle or Post-Closing Tax Proceedings”); provided, however, the Purchaser shall not, without the prior written consent of the Equityholders (such consent not to be unreasonably withheld, delayed or conditioned) settle, compromise or abandon any Straddle or Post-Closing Tax Proceeding to the extent that such action could reasonably be expected to adversely affect the Equityholders. The Purchaser shall keep the Equityholders reasonably informed of any Straddle or Post-Closing Tax Proceedings that could reasonably be expected to adversely affect the Equityholders (an “Adverse Effect Straddle or Post-Closing Tax Proceeding”), and the Equityholders shall be entitled to receive copies of all correspondence and documents related to any Adverse Effect Straddle or Post-Closing Tax Proceeding.

6.6 Tax Sharing Agreements. All Tax Sharing Agreements or similar arrangements with respect to or involving the Company shall be terminated as of the Closing Date, and after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

6.7 Allocation of Merger Consideration. The Merger Consideration and other items included in “consideration” for purposes of Code section 1060 (the “Section 1060 Consideration”) shall be allocated based on the fair market value of the underlying assets of the Company as of the Closing Date in compliance with Code section 1060 and the Treasury Regulations thereunder, in accordance with this Section 6.7. For purposes of calculating the Section 1060 Consideration, the amounts, as of the Closing Date, of the accounts payable, accrued expenses and other Current Liabilities shall equal the respective amounts thereof shown on the NWC Statement.

Article VII
CONDITIONS TO CLOSING

7.1 Conditions to Obligation of the Equityholders. The obligation of the Equityholders to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects, both as of the date of this Agreement and as of the Closing Date;

(b) each of the covenants and agreements contained in this Agreement to be performed by the Purchaser at or before the Closing shall have been performed in all material respects by the Purchaser at or before the Closing;

(c) no Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Entity or Judicial Authority that prohibits the consummation of the Transactions;

(d) the Purchaser shall have: (i) paid the Closing Cash Merger Consideration to each of the Equityholders in accordance with Section 1.6(a)(i); and (ii) issued the shares of Purchaser Stock comprising the Closing Shares Merger Consideration to each of the Equityholders in accordance with Section 1.6(a)(ii);

(e) any items required to have been delivered by the Purchaser at the Closing pursuant to Section 1.8(b) shall have been so delivered.

7.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) each of the representations and warranties of the Company and each of the Equityholders contained in this Agreement shall be true and correct in all material respects, both as of the date of this Agreement and as of the Closing Date;

(b) each of the covenants and agreements contained in this Agreement to be performed by the Company or any of the Equityholders at or before the Closing shall have been performed in all material respects by the Company or such Equityholder at or before the Closing;

(c) no Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Entity or Judicial Authority that prohibits the consummation of the Transactions;

(d) no Material Adverse Effect shall have occurred since the date of this Agreement;

(e) the Purchaser shall have received sufficient financing to enable it to consummate the Transactions;

(f) audit of the Company’s financial statements for the 2019 fiscal year shall been completed and such financial statements, along with the associated audit opinion, shall have been delivered by the Company to the Purchaser;

(g) each of the Required Consents shall have been obtained, each in a form reasonably acceptable to the Purchaser;

(h) other than Current Liabilities included in the NWC, the Company and the Equityholders shall have (A) repaid or caused to be repaid or otherwise satisfied, all Indebtedness of the Company and other Excluded Liabilities, and (B) caused all Liens on the Equity Interests, the Company or any of its assets or properties to be released and discharged as of the Closing Date and provided reasonable evidence thereof to the Purchaser;

(i) none of the Equityholders shall have demanded appraisal of their Equity Interests under the FL LLC Act;

(j) the Merger shall have been consummated in accordance with the FL LLC Act;

(k) each Equityholder shall have entered into an Equityholder Agreement as contemplated in Section 5.11 hereof; and

(l) any items required to have been delivered by the Company or any of the Equityholders at the Closing pursuant to Section 1.8(a) shall have been so delivered.

Article VIII
TERMINATION

8.1 Termination. Subject to Section 8.2: (a) this Agreement may be terminated: (i) by the Company and the Equityholders at any time after the Outside Date (as defined below) if the Public Offering and Uplisting shall not have occurred by the Outside Date, as long as such failure was not due to the breach of, or non-compliance with, this Agreement by the Company or any of the Equityholders; (ii) by (A) the Purchaser in connection with any breach of, or non-compliance with, this Agreement by the Company or any of the Equityholders or (B) by the Company or the Equityholders in connection with any breach of, or non-compliance with, this Agreement by the Purchaser, that is not cured (to the extent curable) within ten (10) calendar days after notice thereof is provided by the Purchaser to the Company and the Equityholders on the one hand, or by the Company and the Equityholders to the Purchaser, on the other hand (as applicable); or (iii) by written agreement of the Purchaser, the Company and the Equityholders; and (b) upon termination of this Agreement, all rights and obligations of the parties to each other shall cease, except for any Liability of a party to the other party relating to any breach of, or non-compliance with, this Agreement by such party. For purposes of this Agreement, the “Outside Date” shall be May 31, 2021.

8.2 Expense Reimbursement. If: (a) the Purchaser terminates this Agreement other than pursuant to Section 8.1(a)(ii) or (iii); or (b) the Company and the Equityholders terminate this Agreement pursuant to Section 8.1(a)(i), the Purchaser shall, within five (5) Business Days after the effective date of such termination, pay the Equityholders, allocated among the Equityholders in accordance with their respective Pro Rata Shares, an amount equal to two (2) times their reasonable, documented, third party out-of-pocket: (I) attorneys’ fees and expenses, (II) accountants’ fees and expenses, and (III) other fees and expenses, in each case incurred prior to such termination in connection with the Transactions (up to a maximum aggregate amount paid by the Purchaser to the Equityholders under this Section 8.2 of one hundred thousand dollars ($100,000)), by wire transfer of immediately available funds to a bank account or accounts designated in writing by the Equityholders.

Article IX
INDEMNIFICATION

9.1 Survival of Representations and Warranties.

(a) Each of the representations and warranties of the Purchaser, the Company and the Equityholders contained in this Agreement, and the other party’s right to indemnification under Section 9.2(a)(i)(A), Section 9.2(a)(ii)(A) or Section 9.2(b)(i), as applicable, with respect thereto shall survive the Closing until the eighteen (18) month anniversary of the Closing Date, except that: (i) the representations and warranties set forth in Section 2.1 (Existence; Good Standing), Section 2.2 (Capitalization; Subsidiaries), Section 2.3 (No Conflict), Section 2.4(b) (Absence of Undisclosed Liabilities), Section 2.20 (Brokers), Section 3.1 (Authority; Enforceability), Section 3.2 (No Conflict), Section 3.3 (Title to Equity Interests) and Section 3.4 (Brokers) (collectively, the “Equityholders Fundamental Representations”), and the other party’s right to indemnification with respect thereto, shall survive until the three (3) year anniversary of the Closing Date; (ii) the Purchaser’s representations and warranties set forth in Section 4.1 (Existence; Good Standing; Authority; Enforceability), Section 4.2 (No Conflict) and Section 4.4 (Brokers) (collectively, the “Purchaser Fundamental Representations”), and the other party’s right to indemnification with respect thereto, shall survive until the three (3) year anniversary of the Closing Date; and (iii) the Equityholders representations and warranties set forth in Section 2.8 (Taxes), Section 2.9 (Employee Benefit Plans) and Section 2.13 (Environmental Matters), and the other party’s right to indemnification with respect thereto, shall survive until thirty (30) days after the expiration of the statute of limitations applicable to the matters underlying each such representation and warranty. Each party’s right to indemnification under this Article IX with respect to breach of any of the covenants or agreements of the other party set forth in this Agreement shall survive for the period stated in this Agreement or, if no period is stated therein, for the statute of limitations under applicable Law. The party providing indemnification under this Article IX to the other party is referred to herein as the “Indemnifying Party” and the party receiving indemnification under this Article IX from the other party is referred to herein as the “Indemnified Party”.

(b) Notwithstanding anything to the contrary in Section 9.1(a), if an Indemnified Party provide a notice of indemnification claim to an Indemnifying Party concerning the breach of a representation and warranty or covenant or agreement set forth in this Agreement prior to the end of the survival period that would otherwise apply to such representation and warranty or covenant or agreement under Section 9.1(a), the end of the survival period of such representation and warranty or covenant or agreement, solely with respect to the claim underlying such notice, shall be extended until such later date as such claim has been fully and finally resolved in accordance with this Article IX.

9.2 Indemnification Obligations.

(a) Subject to the other provisions of this Article IX: (i) each of the Equityholders shall, severally and not jointly, indemnify the Purchaser and each of its Affiliates (which, following the Closing, shall include the Company) and its and their respective directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Purchaser Indemnified Party”) for such Equityholder’s Pro Rata Share of any Losses incurred by such Purchaser Indemnified Party arising out of or relating to: (A) any breach of any representation and warranty by the Equityholders concerning the Company contained in Article II (or inaccuracy of the Equityholders Closing Certificate with respect to any such representation and warranty); (B) any breach of any covenant or agreement of the Company contained in this Agreement (or inaccuracy of the Equityholders Closing Certificate with respect to any such covenant or agreement); (C) any Indemnified Taxes; and (D) any Excluded Liabilities; and (ii) each Equityholder shall, severally and not jointly, indemnify each Purchaser Indemnified Party for the full amount of any Losses by such Purchaser Indemnified Party as a result of: (A) any breach of any representation and warranty made by such Equityholder contained in Article III (or inaccuracy of the Equityholders Closing Certificate with respect to any such representation and warranty); and (B) any breach by such Equityholder of any of his covenants or agreements contained in this Agreement (or inaccuracy of the Equityholders Closing Certificate with respect to any such covenant or agreement).

(b) Subject to the other provisions of this Article IX, the Purchaser shall indemnify the Equityholders and each of their respective heirs, successors and permitted assigns (each, an “Equityholders Indemnified Party”) for any Losses actually incurred by such Equityholders Indemnified Party arising out of or relating to: (i) the breach of any representation and warranty of the Purchaser contained in Article IV (or inaccuracy of the Purchaser Closing Certificate with respect to any such representation and warranty); or (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement (or inaccuracy of the Purchaser Closing Certificate with respect to any such covenant or agreement).

9.3 Payment of Amounts Due for Indemnification. Within five (5) Business Days after it is determined pursuant to this Article IX that any amount is due to any Purchaser Indemnified Party under this Article IX, such amount shall be satisfied by: (i) payment in cash, by wire transfer of immediately available funds, by the Equityholders or the applicable Equityholder to the Purchaser’s account; (ii) forfeiture by the Equityholders to the Purchaser of the corresponding amount of Closing Shares Merger Consideration or Post-Closing Shares Merger Consideration (valued for such purpose at the Purchaser Stock Valuation Amount); or (iii) any combination of the consideration described in clauses (i) and (ii), as determined by the Purchaser in its sole and absolute discretion. Within five (5) Business Days after it is determined pursuant to this Article IX that any amount is due to any Equityholders Indemnified Party under this Article IX, such amount shall be paid by the Purchaser, in cash by wire transfer of immediately available funds, to the Equityholders’ account. If any payment required under this Section 9.3 is not made in full within five (5) Business Days after it is determined under this Article IX that such payment is due, the unpaid part of such payment will thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus five (5) percentage points, until paid in full.

9.4 Tax Treatment of Equityholders Indemnification Payments. Any indemnification payments made by the Equityholders pursuant to this Article IX shall be treated for Tax purposes as adjustments to the Merger Consideration paid by the Purchaser to the Equityholders for the Equity Interests, unless otherwise required by applicable Law

9.5 Calculation of Losses; Limits on Indemnification. Notwithstanding anything in this Agreement to the contrary:

(a) The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Party under other sources of indemnification, insurance policies or otherwise with respect to such Losses (net of any Tax or costs or expenses incurred in connection with such recovery). The Indemnified Party shall reimburse the Indemnifying Party for any and all Losses paid by the Indemnifying Party to the Indemnified Party pursuant to this Agreement to the extent such amount is subsequently actually received by the Indemnified Party from any Person other than the Indemnifying Party (net of any Tax or costs or expenses incurred in connection with such recovery). The Indemnified Party agrees to use commercially reasonable efforts to pursue recovery of all other sources of indemnification, insurance policies or otherwise with respect to any Losses, but for the avoidance of doubt shall not be required to defer receiving indemnification payments from the Indemnifying Party pursuant to Section 9.3 while any such efforts are being expended.

(b) Payments by an Indemnifying Party pursuant to this Article IX in respect of any Losses shall be reduced by an amount equal to any Tax benefit actually realized in the same Tax period as such Losses, as a reduction of Taxes as a result of such Losses by the Indemnified Party.

(c) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto. If any Indemnified Party fails to take, or cause its Affiliates to take, such commercially reasonable steps to mitigate any Loss, then, notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be required to indemnify or defend the Indemnified Party from or against all Losses to the extent of any incremental Losses that would reasonably be expected to have been avoided if the Indemnified Party had taken such commercially reasonable steps to mitigate.

(d) Notwithstanding anything to the contrary in this Agreement, the Equityholders shall have no liability for any Loss to the extent such Loss is actually taken into account and specifically included in the adjustment to the Merger Consideration.

(e) Notwithstanding any other provisions of this Article IX:

(i) the total cumulative liability of the Equityholders pursuant to Section 9.2(a)(i)(A) and Section 9.2(a)(ii)(A) shall be limited to twenty percent (20%) of the Merger Consideration amount (the “Indemnification Cap Amount”); provided, however, that the Indemnification Cap Amount limit will not apply to: (A) breaches of Equityholders’ Fundamental Representations (or the inaccuracy of the Equityholders Closing Certificate with respect to any such representation and warranty); or (B) situations involving the fraud or willful or intentional breach of this Agreement by the Company or any of the Equityholders;

(ii) the total cumulative liability of the Purchaser pursuant to Section 9.2(b)(i) shall be limited to the Indemnification Cap Amount; provided, however, that the Indemnification Cap Amount limit will not apply to: (A) breaches of Purchaser Fundamental Representations (or the inaccuracy of the Purchaser Closing Certificate with respect to any such representation and warranty); or (B) situations involving the fraud or willful or intentional breach of this Agreement by the Purchaser;

(iii) the Equityholders shall not be required to indemnify Purchaser Indemnified Parties pursuant to Section 9.2(a)(i)(A) and Section 9.2(a)(ii)(A) for any Losses until the aggregate amount of all such Losses exceeds one hundred five thousand dollars ($105,000) (the “Indemnification Deductible Amount”) in which event the Equityholders shall only be required to provide indemnification for Losses that exceed the Indemnification Deductible Amount; provided, however, that the Indemnification Deductible Amount limit will not apply to: (A) breaches of Equityholders’ Fundamental Representations (or the inaccuracy of the Equityholders Closing Certificate with respect to any such representation and warranty); or (B) situations involving the fraud or willful or intentional breach of this Agreement by the Company or any of the Equityholders; and

(iv) the Purchaser shall not be required to indemnify Equityholders Indemnified Parties pursuant to Section 9.2(b)(i) for any Losses until the aggregate amount of all such Losses exceeds the Indemnification Deductible Amount, in which event the Purchaser shall only be required to provide indemnification for Losses that exceed the Indemnification Deductible Amount; provided, however, that the Indemnification Deductible Amount limit will not apply to: (A) breaches of Purchaser Fundamental Representations (or the inaccuracy of the Purchaser Closing Certificate with respect to any such representation and warranty); or (B) situations involving the fraud or willful or intentional breach of this Agreement by the Purchaser.

9.6 Exclusive Remedy. Except for any dispute resolution procedure with respect to the Purchaser Stock Valuation, the Closing Shares Merger Consideration, the Post-Closing Shares Merger Consideration or the NWC pursuant to the applicable provisions of Article I, the remedies provided by this Article IX and Section 6.2, subject to the limitations set forth herein and therein, are the sole and exclusive remedies of an Indemnified Party for the recovery of Losses resulting from, relating to or arising out of this Agreement. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement it may have against another party or its Affiliates arising under or based upon any Law, whether at law or in equity, except pursuant to the indemnification provisions set forth in this Article IX and Section 6.2. Each of the Parties acknowledges and agrees that it may not avoid such limitation on remedies by asserting or threatening any claim against any Person that is not a party (or an heir, legal representative, successor or permitted assign with respect to any Party) for, or relating to or arising from, any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement. Notwithstanding anything in this Section 9.7 to the contrary, nothing herein shall limit the rights or remedies the parties may have: (a) with respect to any fraud or willful or intentional breach of this Agreement by any other party; or (b) to seek and obtain any equitable relief, including specific performance, in accordance with Section 11.10.

9.7 Characterization of Payments. All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnifying Party to an Indemnified Party with respect to any claim pursuant to this Article IX shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Merger Consideration amount for Tax purposes.

Article X

DEFINITIONS

10.1 Definitions. Except as otherwise provided herein, all capitalized terms used herein shall have the meanings assigned to them below.

“2020 Audit” has the meaning set forth in Section 1.6(a)(ii).

“2021 Audit” has the meaning set forth in Section 1.6(b).

“Adjusted EBITDA” means, with respect to the 2018, 2019, 2020 and 2021 fiscal years, an amount equal to the net income of the Company before interest, taxes, depreciation and amortization; provided, however that: (a) for purposes of calculating Adjusted EBITDA for the Company’s 2018, 2019 and 2020 fiscal years, the following items shall not be included in the calculation of Adjusted EBITDA: (i) non-recurring sponsorship payments for NASCAR, (ii) the Atlanta Falcons Suites/MBS Event tickets, and (iii) the Miami Marlins or any similar sporting events; and (b) for purposes of calculating Adjusted EBITDA for the Company’s 2018, 2019, 2020 and 2021 fiscal years, the following items shall be excluded: (i) purchase accounting adjustments required by GAAP; (ii) any consideration and/or fees, cost and expenses paid by the Company in connection with: (A) the acquisition of any business, assets or Person by the Company, or (B) the acquisition by the Purchaser of the Company pursuant to this Agreement; (iii) fees and expenses paid by the Company in connection with any equity or debt financing; (iv) items of income, profit, gain or loss attributable to the sale or other disposition of capital assets (including, for the avoidance of doubt, those arising from any sale and leaseback arrangements or from the sale, disposal or scrapping of fixed asset); (v) items of income or loss or any profits or gains attributable to the write-up or write-down of assets; (vi) the cumulative effect of any change in accounting principles during such period; (vii) any extraordinary or otherwise nonrecurring items of income or loss; (viii) gains, losses or penalties attributable to the early extinguishment of indebtedness or derivative instruments; and (ix) any fees and expenses reimbursed to the Purchaser. Notwithstanding anything to the contrary herein, booked sales orders shall be included in Adjusted EBITDA (and therefore the calculation of the Company Valuation) for the Company’s 2020 fiscal year as long as such sales are booked, invoiced and paid prior to Closing.

“Adverse Effect Pre-Closing Tax Proceeding” has the meaning set forth in Section 6.5(a).

“Adverse Effect Straddle or Post-Closing Tax Proceeding” has the meaning set forth in Section 6.5(b).

“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, with “control” of a Person meaning the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, through contract rights or otherwise, and “controlling” and “controlled” having correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” has meaning set forth in Section 5.8.

“Annual Financial Statements” has the meaning set forth in Section 2.4(a).

“Articles of Merger” means the articles of merger, in the form attached hereto as Exhibit C, to be filed with the Secretary of State of the State of Florida in order to consummate the Merger.

“Bank United Indebtedness” means the Company’s Indebtedness relating to its line of credit with Bank United, N.A.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day of the year other than: (a) any Saturday or Sunday; or (b) any other day on which the banks located in the State of New York are required to be closed for business.

“Claim” means any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Entity or Judicial Authority, or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that would reasonably be expected to result in a Loss.

“Closing” has the meaning set forth in Section 1.7.

“Closing Cash Merger Consideration” has the meaning set forth in Section 1.6(a)(i).

“Closing Date” has the meaning set forth in Section 1.7.

“Closing NWC” has the meaning set forth in Section 1.9(a).

“Closing Merger Consideration” has the meaning set forth in Section 1.6(a).

“Closing Shares Merger Consideration” has the meaning set forth in Section 1.6(a)(ii).

“Closing Shares Merger Consideration Dispute Notice” has the meaning set forth in Section 1.6(c).

“Closing Shares Merger Consideration Statement” has the meaning set forth in Section 1.6(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” means: (a) any employee welfare benefit or employee pension benefit plan (as defined in Sections 3(1) and 3(2) of ERISA); and (b) any other employee benefit agreement, plan, Contract or arrangement, including any deferred compensation plan, incentive plan, bonus plan or arrangement, option plan, equity purchase plan, equity award plan, golden parachute agreement, severance pay plan, cafeteria plan, employment contract, fringe benefit or other similar plan, agreement, Contract and arrangement (whether funded or unfunded, written or otherwise) which is sponsored or maintained by the Company, to which the Company makes contributions or which covers any current or former director, officer, employee or consultant of the Company (or any of their beneficiaries) or with respect to which the Company has or may have any actual or contingent liability.

“Company Confidential Information” has the meaning set forth in Section 5.11(c).

“Company Information” has the meaning set forth in Section 5.10(a).

“Company LLC Agreement” has the meaning set forth in Section 2.2.

“Company Permits” has the meaning set forth in Section 2.15(b).

“Company Products” has the meaning set forth in Section 2.12(e).

“Company Valuation” has the meaning set forth in Section 1.6(a)(a)(ii).

“Confidential Information” means information in any form, whether it is tangible or intangible, which includes any information, data, reports, records, technology, technical data, trade secrets, know-how or ideas, including that which relates to business operations, products, services, customers, plans, markets, research, inventions, processes, designs, drawings, engineering, marketing or finances, which information is intended by the applicable party or its Affiliate to be treated as confidential as determined by its nature and content; provided, however, that any information that: (a) is or becomes generally available to the public through no fault of the recipient of the information, (b) is or becomes available to the recipient of the information on a non-confidential basis, (c) was in the possession or knowledge of the recipient of the information prior to it being furnished by or on behalf of the disclosing party, or (d) has been developed by the recipient of the information independently of any disclosure of such information by the disclosing party shall not be deemed to be Confidential Information.

“Contract” means any contract, agreement, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, purchase or sale order, or other commitment, obligation or instrument that is binding or enforceable upon the parties thereto, whether written or oral.

“Consent” means, with respect to any Person, any approval, authorization, exemption, waiver, permission or consent of any kind of such Person.

“Downward Post-Closing NWC Adjustment” has the meaning set forth in Section 1.9(b)(iii).

“Dissenting Equity Interests” has the meaning set forth in Section 1.4.

“Effective Time” has the meaning set forth in Section 1.1(a).

“EIDL Indebtedness” means the Company’s Indebtedness relating to its Economic Injury Disaster Loan from the U.S. Small Business Administration.

“Environmental Law” means any Law relating to pollution or protection of the environment or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Substance.

“Equitable Exceptions” means any limitations on the enforceability of obligations resulting from: (a) bankruptcy, insolvency, reorganization, moratorium or other requirements of Laws or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally; and (b) as to the remedy of specific performance and injunctive and other forms of equitable relief, the imposition of equitable defenses and the discretion of the Judicial Authority before which any Proceeding therefor may be brought, whether at law or in equity.

“Equityholders” has the meaning set forth in the preamble.

“Equityholders Closing Certificate” has the meaning set forth in Section 1.8(a)(iii).

“Equityholder Disclosure Schedules” means the disclosure schedules provided by the Company or the Equityholders to the Purchaser relating to this Agreement, which are incorporated into and form a part of this Agreement.

“Equityholder Representative” has the meaning set forth in Section 11.1(a).

“Equityholders Fundamental Representations” has the meaning set forth in Section 9.1(a).

“Equityholders Indemnified Party” has the meaning set forth in Section 9.2(b).

“Equityholders Related Parties” has the meaning set forth in Section 5.12.

“Equityholders Released Claims” has the meaning set forth in Section 5.12.

“Equityholders Representatives” has the meaning set forth in Section 5.8.

“Equity Interests” has the meaning set forth in the recitals.

“Equity Interest Certificate” has the meaning set forth in Section 1.3(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with the Company for purposes of Section 414 of the Code or Section 4001(b) of ERISA.

“Example NWC Calculation” has the meaning set forth in Section 1.9(a).

“Excluded Liabilities” has the meaning set forth in Section 1.10.

“Final Closing Shares Merger Consideration” has the meaning set forth in Section 1.6(c).

“Final Closing Shares Merger Consideration Statement” has the meaning set forth in Section 1.6(c).

“Final NWC” has the meaning set forth in Section 1.9(b)(i).

“Final Order” means any Order that has become final and nonappealable.

“Final Post-Closing NWC Statement” has the meaning set forth in Section 1.9(b)(i).

“Final Post-Closing Shares Merger Consideration” has the meaning set forth in Section 1.6(d).

“Final Post-Closing Shares Merger Consideration Statement” has the meaning set forth in Section 1.6(d).

“Financial Statements” has the meaning set forth in Section 2.4(a).

“Financing Parties” has the meaning set forth in Section 5.10(a).

“FL LLC Act” means the Florida Revised Limited Liability Company Act, as amended.

“FSG Inc.” has the meaning set forth in Section 2.2.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

“Governmental Entity” means any government (including any United States or foreign federal, state, provincial, municipal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative department, commission, body, agency, authority or instrumentality of any of the foregoing.

“Gunster” has the meaning set forth in Section 11.3(a).

“Hazardous Substance” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33), any toxic substance, oil or hazardous material or other chemical or substance (including any petroleum product or by-product, asbestos in any form, polychlorinated biphenyls, urea formaldehyde or perchlorate) regulated by, or forming the basis upon which liability may be imposed by a Person under, any applicable Environmental Laws, or any other material or substance that is listed or classified as hazardous pursuant to any applicable Environmental Law.

“Income Taxes” means any federal, state, local or non-U.S. Tax that, in whole or in part, is based on, measured by or calculated by reference to net income, profits or gains, including any state or local franchise Tax, and including any interest, penalty or addition thereto, whether disputed or not.

“Indebtedness” means with respect to the Company: (a) any indebtedness for borrowed money, whether short term or long term, (b) any indebtedness arising under capitalized leases, conditional sales contracts or other similar title retention instruments, (c) all liabilities secured by any lien on any assets, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including indebtedness for the deferred purchase price of property or services represented by a note, (e) all obligations to reimburse any bank or other Person under acceptance, letter of credit or similar facilities, (f) all guarantees, reimbursement or similar obligations in respect of indebtedness of a primary obligor, and (f) all interest, fees, prepayment penalties and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f).

“Independent Accountants” has the meaning set forth in Section 1.6(c).

“Indemnification Cap Amount” has the meaning set forth in Section 9.6(e)(i).

“Indemnification Deductible Amount” has the meaning set forth in Section 9.6(e)(iii).

“Indemnified Party” has the meaning set forth in Section 9.1(a).

“Indemnified Taxes” has the meaning set forth in Section 6.2.

“Indemnifying Party” has the meaning set forth in Section 9.1(a).

“Intellectual Property” means: (a) all patents, trademarks, tradenames, copyrights, licenses, computer software, domain names or data (other than widely-available software subject to “shrink-wrap” or “click-through” software licenses) or applications therefor owned by or registered in the name of; and (b) all material unregistered trademarks and material unregistered copyrights owned, held or used by, the Company or in which the Company has any rights, licenses or immunities.

“IRS” means the Internal Revenue Service of the United States.

“Judicial Authority” means any court, arbitrator, special master, receiver, tribunal or similar body of any kind (including any Governmental Entity exercising judicial powers or functions of any kind).

“Knowledge of the Company” and correlative phrases such as “the Company’s Knowledge” mean the actual knowledge of the following people: (a) Mark Wyllie; (b) Douglas Paton; (c) Edwin Janeczec; (d) Thomas Mitchell; and (e) Edgard Lopez.

“Law” means any treaty, code, statute, law (including common law), rule, regulation, convention, ordinance, Order, regulatory policy statement or similar guidance, binding directive or decree of any Governmental Entity or Judicial Authority.

“Leased Personal Property” has the meaning set forth in Section 2.11(c).

“Leased Real Property” has the meaning set forth in Section 2.11(a).

“Liability” means any liability for payment, debt, payment obligation, loss incurred, cost, expense, expenditure, charge, fee or any other sum or amount due or otherwise required to be paid.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or lien, other than: (a) mechanics’, materialmen’s and similar liens not yet due and payable (or that are being contested in good faith through appropriate Proceedings); (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings); (c) liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar legislation; (d) purchase money liens and license securing rental payments under capital lease arrangements; and (e) in the case of tangible personal property or owned or leased real property, imperfections of title which are not, individually or in the aggregate, material in character, amount or extent or which do not materially detract from the value of, or materially interfere with the present or presently contemplated use of, the property subject thereto or affected thereby.

“Loss” means any Liability, Claim, shortage, damage, diminution in value, settlement, deficiency, expense (including legal, consulting, accounting and other professional fees) or loss of any kind. For the avoidance of doubt, with respect to any claim for indemnification under Article IX, Losses shall include not only Losses incurred with respect to the subject of the claim, but also any Losses incurred by the Indemnified Party in seeking or causing the Indemnifying Party to provide indemnification to the Indemnified Party in accordance with this Agreement.

“Malicious Code” has the meaning set forth in Section 2.12(f).

“Material Adverse Effect” means any event or action, or series of events or actions, that would reasonably be expected to: (a) result, individually or in the aggregate, in a material adverse effect on the results of operations, condition (financial or otherwise), assets or properties of the Company, taken as a whole; or (b) adversely affect the ability of the Company or the Equityholders to consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general economic, business, financial, market or political conditions; (ii) conditions generally affecting the industries or industry sectors in which the Company operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God (including, without limitation, any epidemic, pandemic or other public health emergency (including with respect to COVID-19)), (vii) any change, effect or circumstance resulting from an action expressly required by this Agreement; (viii) any change, effect or circumstance resulting from the execution or announcement of this Agreement; or (ix) the failure of the Company to meet any projections, forecasts or estimates, including projections of revenues or earnings for any period; provided, further, however, that, with respect to the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), the effect of such event, occurrence, fact, condition, or change is not materially disproportionate, as compared to its effect on other companies.

“Material Contract” has the meaning set forth in Section 2.6.

“Material Customers” has the meaning set forth in Section 2.17(a).

“Material Suppliers” has the meaning set forth in Section 2.17(b).

“Measurement Period” has the meaning set forth in Section 5.3.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 1.5.

“Merger Sub” has the meaning set forth in the preamble.

“NDA” has the meaning set forth in Section 5.5.

“NWC” means Current Assets minus Current Liabilities, with: (a) the “Current Assets” consisting of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets of the Company, in each case as determined in accordance with GAAP consistent with the manner of preparation of the Example NWC Calculation; and (b) the “Current Liabilities” consisting of accounts payable, accrued expenses, deferred revenues and other current liabilities of the Company, in each case as determined in accordance with GAAP consistent with the manner of preparation of the Example NWC Calculation.

“NWC Dispute Notice” has meaning set forth in Section 1.9(b)(i).

“NWC Statement” has the meaning set forth in Section 1.9(a).

“NY Courts” has the meaning set forth in Section 11.8.

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Entity or Judicial Authority.

“Organizational Documents” of a Person means: (a) the articles of incorporation, certificate of incorporation, certificate of formation or similar document(s) filed with a Governmental Entity, which filing forms or organizes such Person; and (b) the bylaws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a Governmental Entity, which organize and/or govern the internal affairs of such Person, in the case of each of the foregoing clause (a) and (b), as in effect at the time in question.

“Outside Date” has the meaning set forth in Section 8.1.

“Permit” means any franchise, license, approval, authorization, certificate of public convenience and necessity, waiver, certification or permit issued or granted by any Governmental Entity.

“Person” means an individual, a partnership, a sole proprietorship, a company, a firm, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a union, a group acting in concert, a Governmental Entity or any other entity or association of any kind.

“Personal Property Leases” has the meaning set forth in Section 2.11(c).

“Post-Closing NWC Statement” has meaning set forth in Section 1.9(b)(i).

“Post-Closing Shares Merger Consideration” has meaning set forth in Section 1.6(b).

“Post-Closing Shares Merger Consideration Dispute Notice” has meaning set forth in Section 1.6(d).

“Post-Closing Shares Merger Consideration Statement” has meaning set forth in Section 1.6(d).

“Post-Closing Taxes” means all Taxes of the Company and any of the Company Subsidiaries for periods or portions thereof beginning after the Closing Date.

“Post-Closing Tax Period” means: (a) any Tax period of the Company that commences after the Closing Date; and (b) the portion of any Straddle Period commencing immediately after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” means: (a) any Tax period of the Company that ends on or before the Closing Date; and (b) the portion of any Straddle Period ending on the Closing Date.

"Pre-Closing Tax Proceedings" has the meaning set forth in Section 6.5(a).

“Privileged Documents” has the meaning set forth in Section 11.3(a).

“Proceeding” means any action, suit, arbitration, mediation, litigation, inquiry, hearing, audit, investigation, inquiry or other proceeding of any kind involving any Governmental Entity, any Judicial Authority or any other Person.

“Pro Rata Share” means: (a) for Mark Wyllie, 34.6%; (b) for Doug Paton, 17.7%; (c) for Edwin Janeczec, 17.7%; (d) for Thomas Mitchell, 15%; and (e) for Edgard Lopez, 15%.

“Public Offering” means an underwritten public offering of the Purchaser’s capital stock.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 1.8(b)(iii).

“Purchaser Disclosure Schedules” means the disclosure schedules provided by the Purchaser to the Company and the Equityholders relating to this Agreement, which are incorporated into and form a part of this Agreement.

“Purchaser Fundamental Representations” has the meaning set forth in Section 9.1(a).

“Purchaser Indemnified Party” has the meaning set forth in Section 9.2(a).

“Purchaser Released Parties” has the meaning set forth in the Section 5.12.

“Purchaser Representatives” has the meaning set forth in Section 5.6.

“Purchaser Stock” means the common stock, par value $0.001 per share, of the Purchaser.

“Purchaser Stock Valuation” has the meaning set forth in Section 1.6(e).

“Purchaser Stock Valuation Dispute Notice” has the meaning set forth in Section 1.6(e).

“Purchaser Stock Valuation Statement” has the meaning set forth in Section 1.6(e).

“Real Property Leases” has the meaning set forth in Section 2.11(a).

“Registered IP” has the meaning set forth in Section 2.12(b).

“Related Party Transactions” has the meaning set forth in Section 2.21(b).

“Required Consents” shall mean the Consents set forth on Section 2.3 of the Equityholder Disclosure Schedules.

“Restricted Period” has the meaning set forth in Section 5.11(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 1060 Consideration” has the meaning set forth in Section 6.7.

“Securities Act” means the Securities Act of 1933, as amended.

“Straddle Period” has the meaning set forth in Section 6.4.

"Straddle or Post-Closing Tax Proceedings" has the meaning set forth in Section 6.5(b).

“Stub Period Financial Statements” has the meaning set forth in Section 2.4(a).

“Subsidiary” means any Person with respect to which another Person, directly or indirectly, owns equity securities collectively having the voting power to be able to elect a majority of the members of the board of directors or similar body or otherwise control the management and operations of such Person.

“Shares Merger Consideration” has the meaning set forth in Section 1.5(a).

“Surviving Company” has the meaning set forth in Section 1.1.

“Target NWC” has the meaning set forth in Section 1.5.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, service, recording, import, export, estimated or other tax or assessment of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any Person.

“Tax Authority” means, with respect to any Tax, a Governmental Entity that imposes such Tax, and any Governmental Entity or Judicial Authority charged with the collection of, or is otherwise empowered to collect, such Tax.

“Tax Proceeding” has the meaning set forth in Section 6.5(a).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any information return or report with respect to backup withholding and payments to third parties, and including any schedule or attachment thereto and any amendment thereof.

“Telefonica Transaction” means the proposed transaction between the Company and Telefonica Global Solutions USA, Inc. regarding the sale of the Company’s services.

“Transaction Documents” means this Agreement, the Wyllie Employment Agreement and any other document or instrument to be entered into by the parties in connection with the Transactions.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 6.1.

“Treasury Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended, including the corresponding provisions of any successor regulations.

“Uplisting” means uplisting of the Purchaser’s capital stock from the OTC Markets to a national securities exchange such as the Nasdaq Capital Markets or the NYSE.

“Upward Post-Closing NWC Adjustment” has the meaning set forth in Section 1.9(b)(iii).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Wyllie Employment Agreement” means the Executive Employment Agreement between the Company and Mark Wyllie in the form attached hereto as Exhibit D.

Article XI
MISCELLANEOUS PROVISIONS

11.1 Equityholder Representative.

(a) Mark Wyllie is hereby appointed and designated representative and agent of the Company, each of the Equityholders and each of their respective heirs, successors and assigns (“Equityholder Representative”) for purposes of exercising on their behalf any and all of their respective rights and obligations under this Agreement and any other Transaction Documents, including by way of example and not limitation: (i) executing and delivering amendments to, and waivers of, this Agreement and any other Transaction Documents; (ii) administering the determination of the Closing Shares Merger Consideration and the Post-Closing Shares Merger Consideration pursuant to Sections 1.6(c) and (d); (iii) administering the NWC adjustment process under Section 1.9; (iv) taking actions with respect to any indemnification claims under Article IX; (v) giving and receiving notices under this Agreement and any other Transaction Documents, with any notice provided by the Purchaser to the Equityholder Representative hereunder being deemed to constitute notice to the Company and each of the Equityholders; and (vi) performing such other functions under this Agreement and any other Transaction Documents as the Equityholder Representative may determine to be necessary or desirable, in each case in his sole and absolute discretion.

(b) The appointment by the Company and each of the Equityholders of the Equityholder Representative to his role as such hereunder shall include a binding power of attorney to execute and deliver documents under this Agreement and the other Transaction Documents in the name of and on behalf of the Company or such Equityholder (as applicable), which shall be deemed coupled with an interest and shall survive the termination, dissolution or insolvency of the Company or the death, disability or insolvency of such Equityholder (as applicable).

(c) The Equityholder Representative may, in his sole and absolute discretion, retain such attorneys, accountants and other professional advisors as he may determine to be necessary or advisable to assist him with his duties under this Agreement in his capacity as such, the fees and expenses of which shall be borne pro rata by the Equityholders in accordance with their respective Pro Rata Shares in the Company.

(d) In the event of the resignation by Mark Wyllie from his position as the Equityholder Representative or his death or permanent disability, Mark Wyllie or his heirs, successors or legal representatives (as applicable) and the Equityholders shall promptly (and in any event within thirty (30) days) thereafter designate and appoint a replacement Equityholder Representative and, upon such designation and appointment, such replacement Equityholder Representative shall have all of the powers, authority, rights and privileges conferred by this Agreement upon the original Equityholder Representative and all references herein to the “Equityholder Representative” shall be deemed to refer to such replacement Equityholder Representative. In the event of the failure by Mark Wyllie or his heirs, successors or legal representatives and the Equityholders to appoint a replacement Equityholder Representative within such time period, a replacement Equityholder Representative shall be promptly appointed by Equityholders collectively representing a majority of Pro Rata Shares of the Equityholders, including for the avoidance of doubt any non-voting Equity Interests.

(e) The Purchaser shall, at all times without any further act or inquiry, have the right to rely on any act, decision, consent or instruction of, or instrument or other writing executed by, the Equityholder Representative as the final and binding act of the Company and each of the Equityholders, each of which by its or their execution and delivery of this Agreement, waives any claim arising out of, or right to object to, any action so taken by the Equityholder Representative.

11.2 Notices. All notices, consents, waivers, agreements and other communications provided for in this Agreement shall be provided or made in writing and shall be transmitted by personal delivery, by nationally recognized overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, and shall be addressed as follows:

(a) if to the Purchaser, to:

Data Storage Corporation

48 South Service Road, Suite 203

Melville, NY 11747

Attn: Charles M. Piluso, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Costaldo Law Group, P.C.

30 Wall Street, 8th Floor

New York, NY 10005

Attn: Evan J. Costaldo, Esq.

(b) if to the Company, any of the Equityholders or the Equityholder Representative, to:

c/o Mark Wyllie

Flagship Solutions, LLC

980 North Federal Highway, Suite 302

Boca Raton, FL 33432

A party may designate a new address to which communications shall thereafter be transmitted by providing written notice to that effect to the other party. Each communication transmitted in the manner described in this Section 11.2 shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been: (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit or receipt of the messenger (if transmitted by personal delivery or courier service); or (ii) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason.

11.3 Potential Post-Closing Representation.

(a) At the Closing, the Purchaser shall cause the Company to transfer and assign to the Equityholders all right, title and interest in and to: (i) all attorney-client communications with Gunster, Yoakley & Stewart, P.A., legal counsel to the Equityholders (“Gunster”), in connection with this Agreement and the Transactions contemplated hereby; (ii) all of its files (whether electronic, paper or otherwise) related to their engagement of Gunster; and (iii) the files (whether electronic, paper or otherwise) of the Company in each case to the extent they reflect or relate to communications from, to or with Gunster with the Company or any of its Affiliates with respect to this Agreement and the Transactions contemplated hereby, including any Schedules, Exhibits or documents implementing the Transactions (the Schedules, Exhibits and implementing documents being referred to as the “Privileged Documents”). Accordingly, all communications between the Equityholders, on the one hand, and Gunster, on the other hand, in the course of such engagement, to the extent related to this Agreement, or the Transactions contemplated hereby or the Privileged Documents, shall be deemed to be attorney-client confidences that belong solely to the Equityholders and not to the Company or the Purchaser. For the avoidance of doubt, the following shall be transferred and assigned to the Equityholders: (x) any attorney-client privilege of the Equityholders pertaining to the Transactions contemplated by this Agreement or any of the Privileged Documents; (y) all e-mails, correspondence, letters, memoranda, notes, invoices, recordings, and other documents, instruments and files (whether electronic, paper or otherwise), evidencing or reflecting communications between the Equityholders and Gunster (or any of their respective attorneys, employees or agents), on the other hand, pertaining to the Transactions contemplated by this Agreement or any of the Privileged Documents, and (z) all files (whether electronic, paper or otherwise) maintained by any law firm or legal counsel to the Equityholders pertaining to the Transactions contemplated by this Agreement or any of the Privileged Documents.

(b) From and after the Closing, all communications involving attorney-client confidences between the Equityholders, on the one hand, and Gunster, on the other hand, in the course of the negotiation, documentation and consummation of the Transactions contemplated by this Agreement or the Privileged Documents shall be deemed to be attorney-client confidences that belong solely to the Equityholders (and not to the Company, the Purchaser or any of their Affiliates). Accordingly, from and after the Closing, neither the Company, the Purchaser nor any of their Affiliates shall have any access to any such communications, or to any files (whether electronic, paper or otherwise, whether of Gunster or the Equityholders relating to its engagement or representation of the Equityholders to the extent related to this Agreement, any of the Privileged Documents or the Transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, from and after the Closing, to the extent permitted by applicable Law and rules of professional conduct, (i) the Equityholders (and not the Company, the Purchaser nor any of their Affiliates) shall be the sole holder of the attorney-client privilege with respect to such engagement or representation, and neither the Company, the Purchaser nor any of their Affiliates shall be a holder thereof or have any claim to such privilege, (ii) to the extent that files (whether electronic, paper or otherwise) of Gunster or the Equityholders in respect of or related to such engagement constitute property of any client(s) of Gunster, the Equityholders shall hold such property rights (and not the Company, the Purchaser nor any of their Affiliates), and (iii) Gunster shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files (whether electronic, paper or otherwise) to the Company, the Purchaser or any of their Affiliates by reason of any attorney-client relationship between Gunster and the Equityholders.

(c) Nothing contained in this Section 11.3 is intended or should be construed as a waiver of any privileges or protections that can or may be asserted to prevent disclosure of any Privileged Documents to any third party. Notwithstanding the foregoing, nothing contained in this Section 11.3 limits or prevents the Equityholders from waiving any privilege in connection with any action or proceeding to enforce the terms of this Agreement or any Transaction Documents or to defend any action or proceeding, including any action, proceeding or audit by a Governmental Entity.

11.4 Fees and Expenses. Except as otherwise expressly set forth in Section 8.2 and elsewhere in this Agreement (including the last sentence of this Section 11.4), each party agrees to pay any and all expenses, fees and costs (including legal, accounting and consulting expenses, fees and costs) incurred by it in connection with the Transactions and any and all fees, commissions, compensation, reimbursement or other amounts due to any investment banker, broker or finder (or Person who performs a similar function) who claims to have been, or who was in fact, engaged by or on behalf of it in connection with the Transactions. Notwithstanding the foregoing, whether or not the Closing occurs, to the extent that the Company incurs any reasonable, documented, third party out-of-pocket fees or expenses associated with any audit, quality of earnings report or similar accounting or financial procedure concerning the Company that is conducted, requested or initiated by the Purchaser or has otherwise been authorized by the Purchaser in writing, the Purchaser shall promptly reimburse the Company for such fees and expenses, it being agreed, for the avoidance of doubt, that this sentence does not apply to any actions taken in connection with determination of the Final NWC, the Final Closing Shares Merger Consideration or the Final Post-Closing Shares Merger Consideration or any indemnification claim made pursuant to Article IX.

11.5 Amendments; Waivers. No purported amendment to any provision of this Agreement shall be binding upon the parties to this Agreement unless the Purchaser and the Equityholders have each duly executed and delivered to the other party a written instrument which states that it constitutes an amendment to this Agreement and specifies the provision(s) that are being amended. No purported waiver of any provision of this Agreement shall be binding upon any of the parties to this Agreement unless the party providing such waiver has duly executed and delivered to the other parties a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) being waived. Any such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

11.6 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any and all previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or among the parties with respect to the subject matter hereof, including any letter of intent, term sheet or memorandum of terms entered into by the parties.

11.7 Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

11.8 Governing Law; Consent to Jurisdiction; Jury Trial Waiver. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE COMMENCED AND PROSECUTED IN A FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, NEW YORK COUNTY (“NY COURTS”) AND EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE. EACH PARTY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE NEW YORK COURTS IN RESPECT OF ANY SUCH PROCEEDING. EACH PARTY CONSENTS TO SERVICE OF PROCESS UPON IT WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAWS. TO THE FULLEST EXTENT ALLOWABLE UNDER APPLICABLE LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.9 Assignment. Neither this Agreement nor any of any party’s rights or obligations hereunder may be assigned or delegated, in whole or in part, by either party without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed); provided, however, that the Purchaser may collaterally assign its rights under this Agreement to any bank or other financing institution in connection with its financing arrangements. Any purported assignment or delegation in violation of the preceding sentence will be null and void. Subject to the preceding sentences of this Section 11.9, this Agreement will be binding upon the parties and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

11.10 Remedies. Each of the parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement. Without limiting the generality of the foregoing, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law. A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

11.11 Third Party Beneficiaries. No Person other than the Purchaser, Merger Sub, the Company and the Equityholders is or is intended to be a beneficiary of this Agreement, other than the Purchaser Indemnified Parties, the Equityholders Indemnified Parties, and successors and permitted assigns of the parties permitted as provided in Section 11.9.

11.12 Further Assurances. At any time and from time to time after the Closing, each of the parties, at its own cost and expense, in good faith and in a timely manner, shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Agreement and to give effect to the consummation of the Transactions.

11.13 Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against either party. Unless otherwise expressly specified in this Agreement: (a) the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision; (b) the words “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation; (c) the word “or” is not exclusive and is deemed to have the meaning “and/or”; (d) references in this Agreement to a “party” means the Purchaser, Merger Sub, the Company or any of the Equityholders and to the “parties” means the Purchaser, Merger Sub, the Company and the Equityholders; (e) words using the singular or plural number shall also include the plural or singular number, respectively; (f) the section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement; (g) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word; (h) references to a Person shall include the successors and assigns thereof; (i) references made in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement

11.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall constitute an original instrument, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, e-mail or other electronic transmission and any counterpart so delivered shall be deemed to be valid, enforceable and effective for all purposes and each party irrevocably waives any right that it has or may have in the future to contest or challenge the validity and enforceability of any such electronic signature.

[remainder of page intentionally left blank; signature page(s) follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date written above.

THE PURCHASER:	MERGER SUB:

DATA STORAGE CORPORATION	DATA STORAGE FL, LLC

By: /s/ Charles M. Piluso	By: /s/ Charles M. Piluso
Name: Charles M. Piluso	Name: Charles M. Piluso
Title: Chief Executive Officer	Title: Chief Executive Officer

THE COMPANY:	THE EQUITYHOLDERS:

FLAGSHIP SOLUTIONS, LLC	/s/ Mark Wyllie
Mark Wyllie
By: /s/Mark Wyllie
Name: Mark Wyllie	/s/ Edwin Janeczek
Title: Chief Executive Officer	Edwin Janeczek

/s /Douglas Paton
Douglas Paton

/s/ Edgard Lopez
Edgard Lopez

/s/ Thomas Mitchell
Thomas Mitchell

[Signature Page to Purchase Agreement]

SCHEDULE A:

EQUITYHOLDERS

Name	Class A Voting Equity Interests	Class A Non-Voting Equity Interests
Mark Wyllie	100%	34.6%
Edwin Janeczek	-	17.7%
Douglas Paton	-	17.7%
Edgard Lopez	-	15.0%
Thomas Mitchell	-	15.0%
Totals:	100%	100.0%

SCHEDULE B:

COMPANY VALUATION METHOD

SCHEDULE C:

MERGER CONSIDERATION CALCULATION EXAMPLE

Any capitalized terms used but not defined in this Schedule C have the respective meanings set forth in the Agreement.

Merger Consideration Structure:

●	Up to $5,550,000 in cash is paid to Equityholders at Closing, subject to: (1) reduction for Excluded Liabilities, and (2) adjustment in connection with a NWC adjustment pursuant to Section 1.9(a) (i.e., Closing NWC is more or less than Target NWC). Any Excluded Liabilities or downward NWC adjustment at Closing reduces the $5,550,000 Closing cash payment on a dollar-for-dollar basis. The Closing cash payment is not subject to adjustment based on the 2020 Audit-related Company Valuation.

●	Up to $4,950,000 in Purchaser Stock is paid to Equityholders at Closing, subject to reduction, on a dollar-for-dollar basis, by the amount by which the Company Valuation, calculated based on the 2020 Audit, is less than $10,500,000. The Closing stock payment is not subject to adjustment for Excluded Liabilities or a NWC adjustment.

●	Upon completion of 2021 Audit, the Equityholders receive additional shares of Purchaser Stock equal to the excess of: (1) the Company Valuation calculated based on 2021 Audit (up to a maximum of $10,500,000), over (2) sum of (A) the $5,550,000 base Closing cash payment (ignoring for this purpose any reduction relating to Excluded Liabilities or adjustment relating to a NWC adjustment); and (B) the amount of Purchaser Stock issued to Equityholders at Closing.

Merger Consideration Calculation Example:

2020 Audit-based Company Valuation of $7,500,000, Excluded Liabilities of $200,000, $100,000 downward NWC adjustment, and 2021 Audit-based Company Valuation of $10,500,000.

Results:

●	The cash payment upon Closing is $5,250,000. This is the $5,550,000 base Closing cash payment amount, reduced by: (1) $200,000 in Excluded Liabilities, and (2) $100,000 downward NWC Adjustment.

●	The Purchaser Stock issued upon Closing is $1,950,000. This is: (1) the $4,950,000 base Closing Purchaser Stock payment amount, reduced by (2) the $3,000,000 amount by which the $7,500,000 2020 Audit-based Company Valuation amount is less than $10,500,000.

●	The Purchaser Stock issued upon completion of 2021 Audit is $3,000,000. This is the $10,500,000 2021 Audit-based Company Valuation amount minus: (1) the $5,550,000 base Closing cash payment (ignoring the reductions for Excluded Liabilities and downward NWC adjustment), and (2) the $1,950,000 in Purchaser Stock issued at Closing.

EXHIBIT A:

AMENDED & RESTATED ARTICLES OF ORGANIZATION

[attached]

EXHIBIT B:

AMENDED & RESTATED OPERATING AGREEMENT

[attached]

EXHIBIT C:

ARTICLES OF MERGER

EXHIBIT D:

WYLLIE EMPLOYMENT AGREEMENT

[attached]